THIS DOCUMENT IS A COPY OF THE PROXY STATEMENT (DEF 14A) FILED ON DECEMBER 19, 1996 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.


                         FIRST FINANCIAL HOLDINGS, INC.
                                 34 Broad Street
                             Charleston, S. C. 29401
                                   803-529-5800


                                December 18, 1996


   Dear Stockholder:

      You are cordially invited to attend the 1997 Annual Meeting of Stockholders of First Financial Holdings, Inc. to be held at the Corporation's main office, 34 Broad Street, Charleston, South Carolina, on Wednesday, January 22, 1997, at 5:30 p.m., South Carolina time.
      The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Corporation. Directors and officers of the Corporation, as well as a representative of KPMG Peat Marwick LLP, the Corporation's independent auditors, will be present to respond to any questions stockholders may have.
      The Corporation's consolidated financial statements, the report of the independent auditors and management's discussion and analysis of financial condition and results of operations are included in this proxy statement.
      To ensure proper representation of your shares at the meeting, please sign, date and return the enclosed proxy ballot in the enclosed postage-prepaid envelope as soon as possible, even if you currently plan to attend the meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.


                                 Sincerely,

                                 /s/ A. Thomas Hood

                                 A. Thomas Hood
                                 President and Chief Executive Officer



                          FIRST FINANCIAL HOLDINGS, INC.
                                 34 Broad Street
                        Charleston, South Carolina  29401
                                   803-529-5800

                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JANUARY 22, 1997

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Meeting") of First Financial Holdings, Inc. ("Corporation") will be held at the main office of the Corporation at 34 Broad Street, Charleston, South Carolina, on Wednesday, January 22, 1997, at 5:30 p.m., South Carolina time.

        A Proxy Ballot and a Proxy Statement for the Meeting are enclosed.

        The Meeting is for the purpose of considering and acting upon:

        1.  The election of four directors of the Corporation;

        2. The ratification of the First Financial Holdings, Inc. Performance Equity Plan for Non-Employee Directors; and

        3. Such other matters as may properly come before the Meeting or any adjournments thereof.

   NOTE:    The Board of Directors is not aware of any other business to come before the Meeting.

        Any action may be taken on any one of the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Pursuant to the Bylaws, the Board of Directors has fixed the close of business on November 29, 1996, as the record date for the determination of the stockholders entitled to vote at the Meeting and any adjournments thereof.

        You are requested to complete and sign the enclosed Proxy Ballot, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. The Proxy will not be used if you attend and vote in person at the Meeting.

                                 BY ORDER OF THE BOARD OF DIRECTORS


                                 /s/ Phyllis B. Ainsworth

                                 PHYLLIS B. AINSWORTH
                                 SECRETARY

   Charleston, South Carolina
   December 18, 1996



    IMPORTANT: THE PROMPT RETURN OF THE SIGNED PROXY BALLOT WILL SAVE THE CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                 PROXY STATEMENT
                                        OF
                          FIRST FINANCIAL HOLDINGS, INC.
                                 34 Broad Street
                        Charleston, South Carolina  29401
                                   803-529-5800


                          ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JANUARY 22, 1997


        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Financial Holdings, Inc. ("First Financial" or "Corporation") to be used at the Annual Meeting of Stockholders of the Corporation ("Meeting"). The Meeting will be held at the Corporation's main office at 34 Broad Street, Charleston, South Carolina, on Wednesday, January 22, 1997, at 5:30 p.m., South Carolina time. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about December 18, 1996.

        First Financial operates as a multiple savings and loan holding company for First Federal Savings and Loan Association of Charleston ("First Federal") and Peoples Federal Savings and Loan Association, Conway, South Carolina ("Peoples Federal") (collectively, the "Associations").


                              REVOCATION OF PROXIES

        Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Corporation at 34 Broad Street, Charleston, South Carolina 29401, or the filing of a later proxy, to be received prior to a vote being taken on a particular proposal at the Meeting. A proxy will not be voted if a stockholder attends the Meeting and votes in person. Proxies solicited by the Board of Directors of First Financial will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted for the nominees for directors set forth below and for the ratification of the Performance Equity Plan for Non-Employee Directors.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        Stockholders of record as of the close of business on November 29, 1996, are entitled to one vote for each share then held. Stockholders are not permitted to cumulate their votes for the election of directors. As of November 29, 1996, the Corporation had 6,348,107 shares of common stock ("Common Stock") issued and outstanding.

        Persons and groups owning in excess of 5% of the Corporation's Common Stock are required to file certain reports disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended ("1934 Act"). Based upon such reports, the following table sets forth, as of September 30, 1996, certain information as to those persons who were beneficial owners of more than 5% of the outstanding shares of Common Stock. Management knows of no persons other than those set forth below who owned more than 5% of the Corporation's outstanding shares of Common Stock at September 30, 1996. The table also sets forth information as to the shares of Common Stock beneficially owned by the Chief Executive Officer of the Corporation, by the Corporation's or the Associations' three other most highly compensated individuals ("named executive officers") and by all officers and directors of the Corporation as a group.

    Name and                           Amount and Nature    Percent of Shares
    Address of                           of Beneficial       of Capital Stock
    Beneficial Owner                     Ownership(1)            Outstanding

    Dimensional Fund Advisors, Inc.(2)     387,900                   6.10%
    1299 Ocean Avenue
    11th Floor
    Santa Monica, California  90401

    Named and Other Executive Officers (3)
    A. Thomas Hood                         101,159                   1.59%
    George N. Magrath, Jr.                  24,389                     (4)
    Charles F. Baarcke, Jr.                 35,151                     (4)
    John L. Ott, Jr.                        58,391                     (4)
    A. L. Hutchinson, Jr.(5)               119,094                   1.87%
    Susan E. Baham(6)                       38,568                     (4)

    All Officers and Directors
      as a group                           792,317(3)                12.46%
    (39 persons)

   (1) Unless otherwise indicated, all shares are owned directly by the named persons or by the persons indirectly through a trust, corporation or association, or as custodians or trustees for the shares of minor children. The named persons effectively exercise voting and investment power over such shares.
   (2) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 387,900 shares of the Corporation's Common Stock as of September 30, 1996. Such shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
   (3)  Includes 37,989, 13,800, 6,400, 16,050, 13,500, 16,020 and 252,732
        shares of Common Stock that may be received upon the exercise of stock options, which are exercisable within 60 days from September 30, 1996, for Messrs. Hood, Magrath, Baarcke, Ott, Hutchinson and Mrs. Baham and all officers and directors as a group, respectively.
   (4)  Less than one percent.
   (5) Retired as President and Chief Executive Officer of First Financial on June 30, 1996.
   (6)  Became Senior Vice President and Chief Financial Officer on July 1,
        1996.

                        PROPOSAL I - ELECTION OF DIRECTORS

        The Corporation's Board of Directors ("Board") is currently composed of 10 members. The Corporation's Certificate of Incorporation provides that directors are to be elected for terms of three years with approximately one-third elected annually. At the Meeting, four directors will be elected to serve for a three-year period, or until their respective successors have been elected and qualified. The Nominating Committee has nominated for election as directors Paula Harper Bethea, A. Thomas Hood, A.
   L. Hutchinson, Jr. and Thomas E. Thornhill for three-year terms. All nominees currently are members of the Board.

        If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend or the Board may amend the Bylaws and reduce the size of the Board. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES FOR DIRECTORS OF THE CORPORATION.

        The following table sets forth for each nominee and for each director continuing in office the name, age, principal occupation(s) during the past five years, the first year elected as a director, the number of shares of the Corporation's Common Stock beneficially owned and the percent of the class of outstanding shares.

                                                                                                      Shares of
                                                                                                     Common Stock
                                                                                                     Beneficially
                                                                              Year First               Owned at    Percent
                                                                               Elected   Year Term  September 30,    of
           Name               Age(1)          Principal Occupation (2)       Director(3)  Expires      1996 (4)     Class
                                                           Board Nominees
Paula Harper Bethea (5)          41   Director of Client Relations and         1996         2000 (6)           100      (9)
                                      Development, Bethea, Jordan & Griffin,
                                      PA, a law firm.

A. Thomas Hood (5)(7)            50   President and Chief Executive Officer of 1987         2000 (6)       101,159    1.59%
                                      the Corporation since July 1, 1996, and
                                      of First Federal since February 1, 1995.
                                      Previously served in various capacities
                                      for the Corporation and First Federal.

A. L. Hutchinson, Jr. (5)(7)     62   Vice Chairman of the Corporation and     1985         2000 (6)       119,094    1.87%
                                      First Federal since February 1, 1995.
                                      Previously served as President and Chief
                                      Executive Officer and in  other various
                                      capacities for the Corporation and First
                                      Federal.

Thomas E. Thornhill(5)           67   Principal, Clement, Crawford & Thornhill,1979         2000 (6)        21,001      (9)
                                      Inc., a commercial real estate firm.

                                                   Directors Continuing in  Office

Gary C. Banks, Jr. (5)           62   Director and retired Executive Vice      1987         1998            21,382      (9)
                                      President, Banks Construction Company,
                                      which specializes in highway
                                      construction.

Joseph A. Baroody (7)            68   Retired President of N. B. Baroody Co.,  1992 (8)     1998             5,342      (9)
                                      Inc., a wholesale foods business.

Paul G. Campbell, Jr. (5)        50   Senior Vice President and General Manager1991         1998             4,800      (9)
                                      of Alumax of South Carolina, a leading
                                      primary aluminum reduction company in the
                                      U. S.

James C. Murray (5)              57   President, Chief Executive Officer  and  1991         1999            10,482      (9)
                                      Chairman of Utilities Construction Co.,
                                      an electrical contracting company
                                      specializing in high voltage electrical
                                      work and heavy industrial work in the
                                      Southeast.

D. Kent Sharples (7)             53   President of Horry-Georgetown Technical  1992 (8)     1999             9,866      (9)
                                      College.

D. Van Smith (5)                 65   President and co-owner of Van Smith      1968         1999            26,097      (9)
                                      Company, Inc., a concrete company;
                                      President and owner of Smith and Smith,
                                      Inc., an investment property company.
___________________
    (1) As of September 30, 1996.
    (2) Nominees and directors have held these vocations or positions for at least five years, unless otherwise noted.
    (3) Includes prior service, as applicable, on the Board of Directors of
        First Federal.
    (4) In accordance with Rule 13d-3 under the 1934 Act, a person is deemed to be the beneficial owner, for purposes of this table, of any share of the Corporation's Common Stock if he has shared voting and/or investment power with respect to such security.  The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals and other forms of ownership, over which shares the persons named in the table possess voting and investment power.  None of the directors have exercised their right to disclaim beneficial ownership over shares in which they possess a beneficial interest.
        This table also includes 82,158 shares of Common Stock subject to outstanding options which are exercisable within 60 days from
        September 30, 1996.
    (5) Also serves as a Director of First Federal.
    (6) Assuming re-election at the Meeting.
    (7) Also serves as a Director of Peoples Federal.
    (8) Does not include prior service on Board of Directors of Peoples
        Federal.
    (9) Less than one percent.

        The following discussion presents information with respect to the nominees at the Meeting:

          PAULA HARPER BETHEA is the Director of Client Relations and Development for Bethea, Jordan & Griffin, P.A. of Hilton Head Island, South Carolina, a law firm. A native of Hampton County, Mrs. Bethea is a graduate of the University of South Carolina. Currently she is Chairperson of the Board of Governors of United Way of America. She is a Board member and past Chairperson of United Way of South Carolina and past Chairperson of the Hilton Head Island Chamber of Commerce and is a member of the Board and Executive Committee of the South Carolina Chamber of Commerce. She served in 1991 on the State Chamber's Task Force for Restructuring State Government and was a member and a Subcommittee Chair of the Governor's Commission on Restructuring. Governor Campbell presented the Order of the Palmetto, South Carolina's highest award for volunteer service, to her in 1992.

          A. THOMAS HOOD has been President and Chief Executive Officer of First Financial since July 1, 1996, and of First Federal since February 1, 1995. He is a member of the Boards of Directors of the Corporation, First Federal and Peoples Federal and is President of Charleston Financial Services, Inc., a wholly-owned subsidiary of First Federal. He has also served as Executive Vice President and Chief Operating Officer of First Financial, Executive Vice President of the Services Division and Chief Financial Officer of First Federal. He began his career with the Association in 1975 and was elected to the Board of Directors in 1987. He is a Citadel graduate and is a licensed Certified Public Accountant.

          Mr. Hood is involved in many professional and community organizations, including the Board of Directors of the Business Development Corporation of South Carolina and the Board of Trustrees of the Charleston Museum. He is Treasurer and a member of the Board of Directors of the Trident United Way and past chairman of the Salvation Army Advisory Board.

          A. L. HUTCHINSON, Jr.  is Vice Chairman of the Boards of Directors
    of First Financial and First Federal.   He served as President and Chief
    Executive Officer of First Financial from January, 1988, when the Corporation was organized, until his retirement on June 30, 1996. Mr. Hutchinson began his career with First Federal in 1961, was promoted to Executive Vice President--Production division in 1979, was elected to the First Federal Board in 1985 and assumed the position of President of First Federal in April, 1988.

          A graduate of the Citadel, he serves on the Board of Directors of the Star Gospel Mission and is past Chairman of the Trident Technical College Foundation Board. He serves as Vice President for Administration and is a member of the Board for the Boy Scouts Coastal Carolina Council.

          THOMAS E. THORNHILL was elected to First Federal's Board of Directors in 1979 and to First Financial's Board of Directors in 1988. A retired Vice President and Treasurer of Charleston Oil Company, Mr. Thornhill is a founding stockholder, Secretary and Treasurer of Clement, Crawford & Thornhill, Inc., a commercial real estate firm. He has received the designation CCIM, Certified Commercial Investment Member.

          He is a Clemson University graduate, has previously served as President of the national Clemson Alumni Association and remains active in Clemson affairs, holding a distinguished service award from the University. He is also a past president of the Kiwanis Club, the Trident Chamber of Commerce, the United Way, and the Historic Charleston Foundation.


                 MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    First Financial

          The Board conducts its business through meetings of the Board of Directors and through its committees. During the fiscal year ended September 30, 1996, the Board held eight meetings. No director of First Financial attended fewer than 75% of the total meetings of the Board and committee meetings on which such Board member served during this period for the Corporation.

          The Executive Committee of the Corporation, composed of Messrs. Smith, Hood, Hutchinson, Sharples, and Thornhill met six times during the fiscal year ended September 30, 1996.

          The Audit Committee of the Corporation, composed of Messrs. Sharples, Baroody, Banks and Mrs. Bethea meets periodically to study the findings of the Corporation's independent auditors and internal auditor and to evaluate policies and procedures relating to internal controls. This Committee met four times during the fiscal year ended September 30, 1996.

          The Compensation/Benefits Committee of the Corporation, composed of Messrs. Campbell, Baroody and Murray, reviews compensation policies and benefit plans of the Corporation, grants stock options and recommends compensation for senior management. This Committee held six meetings during the fiscal year ended September 30, 1996.

          Article II, Section 14 of the Corporation's Bylaws provides that the Board shall act as a nominating committee for selecting the management nominees for election as directors. Such section of the Bylaws also provides as follows: "No nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by stockholders are made in writing and delivered to the Secretary of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation." Article II, Section 15 further provides that any new business to be taken up at the annual meeting shall be stated in writing and filed with the Secretary of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation. Article IX of the Certificate of Incorporation provides that notice of a stockholder's intent to make a nomination or present new business at the meeting ("stockholder notice") must be given not less than 30 days nor more than 60 days prior to any such meeting; provided, however, that if less than 31 days notice of the meeting is given to stockholders by the Corporation, a stockholder's notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders. If properly made, such nominations or new business shall be considered by stockholders at such meeting. The Board held one meeting in its capacity as the nominating committee during the fiscal year ended September 30, 1996.


    First Federal

          During the fiscal year ended September 30, 1996, the Board of Directors of First Federal ("First Federal Board") held 13 meetings. No director of the First Federal Board attended fewer than 75% of the total meetings of the Board and committee meetings on which such Board member served.

          The Executive Committee of First Federal, composed of Messrs. Smith, Hood, Hutchinson, Banks and Campbell, held no meetings during the fiscal year ended September 30, 1996.

          The Planning and Development Committee, composed of Messrs. Thornhill, Hood, Murray and Mrs. Bethea, held one meeting during the fiscal year ended September 30, 1996.

          The Directors Loan Committee, composed of Messrs. Murray, Campbell, Hood, Magrath and Stilley, met 12 times during the fiscal year ended September 30, 1996.

          The Public Relations Committee, composed of Messrs. Thornhill, Hutchinson, Magrath and Mrs. Bethea held one meeting during the fiscal year ended September 30, 1996.

          The Audit Committee, composed of Messrs. Stilley, Banks, Campbell and Murray, met four times during the fiscal year ended September 30, 1996.

          The Compensation/Benefits Committee, composed of Messrs. Banks, Stilley and Thornhill, reviews the evaluations of senior management, the performance of the President and Chief Executive Officer, and recommends salaries for the upcoming year. During the fiscal year ended September 30, 1996, the Committee held two meetings.

          Article II, Section 14 of First Federal's Bylaws provides that the Board in its entirety shall act as a nominating committee for selecting the management nominees for election as directors. The nominating committee met one time during the fiscal year ended September 30, 1996.


    Peoples Federal

          During the fiscal year ended September 30, 1996, the Board of Directors of Peoples Federal ("Peoples Federal Board") held 12 meetings. No director of Peoples Federal attended fewer than 75% of the total meetings of the Board and committee meetings on which such Board member served during this period.

          The Executive Committee of Peoples Federal, composed of Messrs. Baroody, Griffin, Hutchinson, Magrath and Sharples, held no meetings during the fiscal year ended September 30, 1996.

          The Loan Committee of Peoples Federal meets weekly, or on an as needed basis, in Conway and in Florence. Three Directors and/or staff constitute a quorum of which one of these members must be a non-management Director. Dr. Griffin serves as Chairman in Conway and Mr. Willcox serves in this capacity in Florence. There were 44 meetings held in Conway and 26 meetings held in Florence during the fiscal year ended September 30, 1996.

          The Audit Committee of Peoples Federal, composed of Messrs. Baroody, Sharples, Willcox, Swink and Speissegger, met four times during the fiscal year ended September 30, 1996.

          The Compensation Committee of Peoples Federal, composed of Messrs. Baroody, Sharples and Speissegger, reviews the performance of and recommends compensation for the President and Chief Executive Officer. During the fiscal year ended September 30, 1996, the Committee held one meeting.

          Article II, Section 14 of Peoples Federal's Bylaws provides that the board in its entirety shall act as a nominating committee for selecting the management nominees for election as directors. The nominating committee met one time during fiscal 1996.

                              MANAGEMENT REMUNERATION

    Summary Compensation Table.

          The following information is furnished for the Chief Executive Officer and those named executive officers for the Corporation or the Associations who received salaries and bonuses in excess of $100,000 during the fiscal year ended September 30, 1996, including Mr. Hutchinson, who retired from service as an executive officer on June 30, 1996.

                                                  SUMMARY COMPENSATION TABLE*
                                                                                       Long-Term
                                                         Annual Compensation          Compensation
                                                                                        Awards
                                                                  Other Annual                                All Other
                                                      Salary      Compensation       Stock Options          Compensation
         Name and Principal Position         Year      ($)(1)         ($)(2)               (#)                  ($)(3)

    A. Thomas Hood                           1996     176,006          --                3,000                  10,240
    President and Chief Executive Officer    1995     162,829          --                  --                    6,259
    of the Corporation and First Federal     1994     153,549          --                15,600                  7,190

    George N. Magrath, Jr.                   1996     111,028          --                2,000                   9,351
    President                                1995     110,319          --                  --                    7,457
    Peoples Federal                          1994      97,839          --                1,800                   7,523

    Charles F. Baarcke, Jr.                  1996     127,866          --                2,000                   6,761
    Senior Vice President                    1995     121,755          --                  --                    3,943
                                             1994     115,574          --                4,400                   4,310

    John L. Ott, Jr.                         1996     131,441          --                2,000                   8,649
    Senior Vice President                    1995     125,271          --                  --                    5,090
                                             1994     120,268          --                11,300                  5,642

    A. L. Hutchinson, Jr.                    1996     197,324          --                  --                   10,240
    Retired President and Chief Executive
        Officer of First Financial           1995     217,987          --                  --                    6,259
    effective 6/30/96                        1994     213,178          --                23,500                  9,015

    * All compensation, except for the compensation of George N. Magrath, Jr., is paid by First Federal but allocated between the Corporation and First Federal based on approximate time spent by the named executive on Corporation business.  Mr. Magrath is compensated by Peoples Federal.
    _________________
    (1)   Does not include directors' fees described below. Includes management fees assessed First Financial by First Federal for hours spent attending to First Financial business.  Since the formation of First
          Financial, effective June 30, 1988, none of its executive officers have received any remuneration from First Financial.  It is expected that unless and until First Financial becomes actively involved in additional businesses, no separate compensation will be paid to the officers of First Financial in addition to that paid to them by First
          Federal.
    (2)   Excludes perquisites which did not exceed $50,000 or 10% of salary and bonus.
    (3)   Represents total 401(k) and profit sharing plan contributions paid by the Corporation in fiscal year.

    Option Grants Table.

          The following table sets forth all grants of options to the Corporation's Chief Executive Officer and named executive officers for the fiscal year ended September 30, 1996.

                                          OPTION GRANTS IN LAST FISCAL YEAR
                                      Individual Grants                                   Potential Realizable
                                                                                            Value at Assumed
                                                                                          Annual Rates of Stock
                                                                                         Price Appreciation for
                                                  % of Total                                   Option Term
                                     Options    Options Granted   Exercise
                                     Granted    to Employees in     Price    Expiration      5%          10%
                  Name                 (#)        Fiscal Year      ($/Sh)       Date       ($)(1)      ($)(1)

     A. Thomas Hood                   3,000          6.03           20.25      4/25/06     98,955      157,569

     George N. Magrath, Jr.           2,000          4.02           20.25      4/25/06     65,970      105,046

     Charles F. Baarcke, Jr.          2,000          4.02           20.25      4/25/06     65,970      105,046

     John L. Ott, Jr.                 2,000          4.02           20.25      4/25/06     65,970      105,046

    (1) The dollar amounts indicated in these columns are the result of calculations assuming 5% and 10% growth rates as required by the rules of the Securities and Exchange Commission ("SEC"). These growth rates are not intended by First Financial to forecast future appreciation, if any, of the price of First Financial Common Stock.

    Option Exercise Table.

          The following table sets forth the aggregated option exercises in fiscal 1996 and fiscal year-end option value for the Chief Executive Officer and the named executive officers under the First Federal 1983 Stock Option and Incentive Plan and First Financial's 1990 Stock Option and Incentive Plan.

                                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                          AND FISCAL YEAR END OPTION VALUES

                                                                                                  Value of
                                                                         Number of              Unexercised
                                                                        Unexercised             In-the-Money
                                       Shares                        Options at Fiscal       Options at Fiscal
                                      Acquired                            Year End              Year End(1)
                                        on            Value             Exercisable/            Exercisable/
                 Name                 Exercise       Realized          Unexercisable           Unexercisable
    A. Thomas Hood                     2,951         $42,181              37,989/                $699,780/

    George N. Magrath, Jr.              -0-            -0-                13,800/                236,000/

    Charles F. Baarcke, Jr.            18,200        279,825              6,400/                  88,000/

    John L. Ott, Jr.                   1,250          20,469            16,050/2,000             321,000/

    A. L. Hutchinson, Jr.              30,000        443,750              13,500/                270,000/

    (1) The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price of the underlying Common Stock at September 30, 1996. Options are in-the-money if the fair market value of the Common Stock exceeds the exercise price of the option.

          During fiscal 1993, the Stock Option Committee established First Financial stock ownership guidelines for members of management. The desired level of stock ownership is based on the market value of the shares owned as a percentage of annual salary. The percentages are 400%, 200% and 100% for the President, Senior Vice Presidents and other members of management, respectively. Stock ownership goals are expected to be met within five years. When goals are met, additional stock options may be granted. All members of management have met stock ownership goals set by the Corporation, with the exception of 12 management members, 11 of which have been management members for less than five years.

    Employment Agreements.

          First Federal entered into an employment agreement ("Agreement") with Mr. Hood on July 30, 1987, which Agreement was subsequently amended on September 29, 1988, October 1, 1993, and September 26, 1996, and includes First Financial as a party to the Agreement since 1993. Additionally, First Federal and First Financial entered into three-year Agreements with Messrs. Baarcke and Ott on October 1, 1993. On the same date, Peoples Federal and First Financial entered into an employment agreement with Mr. Magrath for a term of three years. On September 26, 1996, First Federal and First Financial entered into a three-year Agreement with Mrs. Susan Baham. The Agreements of Messrs. Hood, Magrath, Baarcke, Ott and Mrs. Baham provide for a salary of not less than $175,720, 93,600, 104,220, 112,080 and 88,448 per annum, respectively, disability and retirement income benefits and bonus and other fringe benefits as may be approved by the Board. The terms of the Agreements may be extended for an additional 12 full calendar months upon action of the Boards of First Federal, Peoples Federal and First Financial prior to the anniversary date of the Agreements and on each succeeding anniversary date thereafter. Each of the Agreements provides for termination for cause or in certain events specified by Office of Thrift Supervision regulations. Each of the Agreements is also terminable by First Federal, Peoples Federal or the Corporation without cause except that the affected employee would be entitled to the full amount of salary remaining under the term of the Agreement. In the event of a change in control of the Corporation resulting in the involuntary termination of employment following such change in control, each Agreement provides for the payment to the employee of the greater of the salary which would have been received for the remainder of the Agreement or 2.99 of a year's salary for Messrs. Hood, Magrath, Baarcke, Ott and Mrs. Baham. At September 30, 1996, Messrs. Hood, Magrath, Baarcke, Ott and Mrs. Baham would have received approximately $407,755, 269,372, 300,206, 312,612, and 217,660,
    respectively, if the Agreements were terminated subsequent to change in control.

          On October 1, 1993, First Federal and First Financial entered into employment agreements with management team members who met criteria set by the Board of Directors. Agreements were also contracted with additional officers on May 15, 1995, and March 26, 1996. In the event of a change in control of the Corporation resulting in the involuntary termination of employment of the officer, such officer would receive payment of one year's salary. Nine officers hold one-year agreements. If agreements had been terminated subsequent to a change in control effective October 1, 1996, such officers would have received approximately $653,600.

    Supplemental Executive Retirement Plan.

          First Federal maintains a Supplemental Executive Retirement Plan (" SERP") for certain eligible officers and employees. The SERP is an unfunded plan which provides for benefit payments to supplement those payable under a defined benefit and pension plan (the "Pension Plan"), under conditions specified in the SERP. The SERP covers certain employees who had over 20 years of service with First Federal and had attained age 50 prior to the termination of the Pension Plan in 1990. Under the SERP, First Federal will pay any required additional amounts so that the total benefits paid to SERP participants will be the same as the Pension Plan would have paid to such persons absent termination of the Pension Plan. SERP benefits are based on final average pay and service with First Federal to age 65. The benefits calculated under the SERP are offset by payments under the Pension Plan and, after January 1, 1991, by the present value of profit sharing contributions to First Financial's Sharing Thrift Plan, a defined contribution plan. For the fiscal year ended September 30, 1996, total SERP costs charged to expense for Mr. Hutchinson was $52,194 and the amount charged to expense for all officers and employees was $64,395. On his retirement in June 1996, Mr. Hutchinson received an initial payment of $25,386 from the SERP. It is anticipated that Mr. Hutchinson will receive future payments of $50,772 annually.

          NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE CORPORATION'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE 1934 ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

    Report of the Compensation Committee.

          The Compensation/Benefits Committees of the Boards of Directors of the Corporation, First Federal and Peoples Federal are composed entirely of independent directors. The Corporation's Committee is responsible for establishing and monitoring compensation policies of the Corporation and for reviewing and ratifying the actions of the Associations' Compensation Committees. Performance is evaluated and salaries are set at the Associations' level.

          It is the policy of First Federal and Peoples Federal that the performance of senior management be evaluated using the same established criteria which are used for the staff and that the salary structure for the executive officers be included in the salary structure of the Associations. The Committees are responsible for evaluating the performance of the Chief Executive Officers of the Associations while the Chief Executive Officers of the Associations evaluate the performance of other senior officers of the respective Associations. Salary increases are recommended to the Committee based on these evaluations. The Committee reviews the evaluations and sets the salaries for the coming year.

          The Compensation Committees' considerations include management skills, long-term performance, stockholder returns, operating results, asset quality, asset-liability management, regulatory compliance and unusual accomplishments as well as economic conditions and other external events that affect the operations of the Corporation. Compensation policies must promote the attraction and retention of highly-qualified executives and the motivation of these executives for performance related to a financial interest in the success of the Corporation and the enhancement of long-term stockholder value.

          In addition to salaries, the Corporation's compensation plan includes Profit Sharing Plan contributions and matching contributions to the 401(k) Plan, both of which are based on return on stockholders' equity. Stock options are also awarded periodically based on performance, length of service and salary grades. The awards of stock options should provide increased motivation to work for the success of the Corporation thereby increasing personal financial success. Options granted to executives and employees are at a price equal to the closing price of the Corporation's stock on the date of grant.

          In September 1996, the Board approved a management Performance Incentive Compensation Plan to become effective October 1, 1996. The purpose of the plan is to share the rewards of excellent performance with those managers who provide the knowledge, direction and work to accomplish results that are above expectations. Standards of measurement have been developed and the Associations must meet the goals as identified in the strategic business plan.

          Any incentive awards are supplements to annual compensation. No incentive bonus will be awarded for a fiscal year regardless of performance on individual factors if the Associations' return on stockholders' equity is less than the approved minimum for that fiscal year. Participants in the plan are limited to executives who are responsible for directing functions which have significant impact on the growth and profitability of the Associations and the Corporation.

          Periodically, independent compensation consultants are engaged to review the salary levels of all members of management as compared with peers with comparable responsibilities in other companies. Results are reported to the Compensation/Benefits Committee.

          During the fiscal year ended September 30, 1996, the base compensation for A.Thomas Hood, President and Chief Executive Officer of the Corporation, was $175,620, which represented a 6.9% increase from the previous fiscal year. Based on plan provisions, the Corporation also made contributions to the Sharing Thrift Plan on his behalf.

           PEOPLES FEDERAL SAVINGS AND          FIRST FEDERAL SAVINGS AND
                 LOAN ASSOCIATION                   LOAN ASSOCIATION OF
                                                        CHARLESTON

             Joseph A. Baroody                   Gary C. Banks, Jr.
             D. Kent Sharples                    Walter A. Stilley, III
             Herman B. Speissegger, Jr.          Thomas E. Thornhill


                           FIRST FINANCIAL HOLDINGS, INC.

                               Joseph A. Baroody
                               Paul G. Campbell, Jr.
                               James C. Murray

          Compensation Committee Interlocks And Insider Participation. The Board has a Compensation/ Benefits Committee currently composed of Messrs. Baroody, Campbell and Murray. Mr. Campbell is presently the Committee's Chairman. The Committee reviews and ratifies the actions of the Compensation Committees of First Federal and Peoples Federal. No member of the Compensation Committee is a former or current officer or employee of the Corporation or any of its subsidiaries.

          Performance Graph. The following graph shows a five year comparison of cumulative total returns for the Corporation, the CRSP Index for Nasdaq Stock Market (U.S. Companies) and the CRSP Peer Group Index for Nasdaq Stocks.*

                   Comparison of Five Year Cumulative Total Returns
                                Performance Graph for
                            FIRST FINANCIAL HOLDINGS, INC.

                                                       9/30/91   9/30/92   9/30/93   9/30/94   9/30/95   9/30/96
    FIRST FINANCIAL HOLDINGS, INC.                     $ 100.0   $ 144.4   $ 214.3   $ 247.5   $ 314.0   $ 320.2
    CRSP Index for Nasdaq Stock Market                   100.0     112.1     146.8     148.0     204.4     242.6
          (US Companies)
    CRSP Peer Group Index for Nasdaq Stocks              100.0     139.4     227.3     261.4     334.4     393.9
          (SIC 6030-6039 US Only)

    Assumptions

                Assumes $100 invested September 30, 1991, in First Financial Holdings, Inc. Common Stock, Nasdaq Stock Market (U.S. Companies) and CRSP Peer Group Index for Nasdaq Stocks.

                Total return assumes reinvestment of dividends.

                Fiscal year ending September 30.

    * Source: Center for Research in Security Prices (CRSP), the University of Chicago Graduate School of Business.



                              DIRECTORS' COMPENSATION

          During the fiscal year ended September 30, 1996, members of the Board of Directors of the Corporation received a fee of $8,040 except the Chairman, who received a fee of $9,600. Non-management members of the First Federal Board received $10,800 except the Chairman, who received $12,900. No additional fees are paid to directors who serve on the committees appointed by the Board. No fees are paid to officers of First Federal who serve on the Board of Directors of the Corporation. Non-management members of the Peoples Federal Board received a fee of $10,380 except for the Chairman, who received $12,600. The members of management who serve on the Peoples Federal Board receive no additional compensation. Effective October 1, 1994, non-management directors of the Corporation, First Federal and Peoples Federal were offered the opportunity to participate in the 1994 Outside Directors Stock Options-for-Fees Plan, approved by the stockholders at the January 25, 1995, Annual Meeting. In 1996, eight Directors (excluding Emeritus and Advisory Directors) participated, deferring $88,822 in fees.


                   COMPLIANCE WITH SECTION 16(a) OF THE 1934 ACT

          Section 16(a) of the 1934 Act requires certain officers of the Corporation and its directors, and persons who beneficially own more than ten percent of any registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the SEC.

          Based solely on a review of the reports and written representations provided to First Financial by the above-referenced persons, the Corporation believes that during the fiscal year ended September 30, 1996, all filing requirements applicable to its reporting officers, directors and greater than ten percent beneficial owners were properly and timely complied with.


                           TRANSACTIONS WITH MANAGEMENT

          In 1993, the directors of the First Federal Board adopted a revised employee loan policy for financing and improving employee personal residences, consumer loans and lot loans for primary residences only. These loans are made in the ordinary course of business and on substantially the same terms and collateral as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or contain other unfavorable features.
    Where loans are on owner-occupied, single-family homes, rates on the promissory note are at prevailing rates; however, a separate contract between First Federal and the participant provides for an adjustment in rate below the prevailing market rate to a rate of 1/2 of 1% above the index used for adjustable-rate single-family home loans at the time of closing. On all loans, the floor interest rate will be First Federal's internal monthly cost of funds as defined in the contract. The contract further provides for First Federal to revert the rate charged to the market rate if: 1) the participant does not occupy the property as a primary residence, or 2) the participant is no longer employed with First Federal or a wholly-owned subsidiary. Total consumer loan amounts outstanding are limited to $30,000 depending on qualifications of the participant. All consumer loan promissory notes are at prevailing rates; however, by separate contract, rates are adjusted below prevailing market rates. The directors of the First Federal Board established a maximum aggregate loan amount of $200,000 for each employee of First Federal. As a result of provisions contained in the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), loans are now granted at interest rates below prevailing market rates only to non-insider employees. For all insiders, market rates and fees apply. First Federal also complies with all terms of Regulation O, which governs the activities of loans to insiders.

          All other eligible loans made to employees are made at prevailing market rates in the ordinary course of business and also on the same terms and collateral as those of comparable transactions in effect at the time and do not involve more than the normal risk of collectibility or contain other unfavorable features.

          Peoples Federal has followed a policy of offering loans to its directors, officers, and employees for the financing and improvement of their personal residences, as well as consumer loans. These loans are made in the ordinary course of business and also are made on substantially the same terms, collateral and rates of interest as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility and are in compliance with FIRREA.

          Set forth below is certain information relating to loans to officers and directors of First Federal originated on preferential terms and with aggregate balances in excess of $60,000 outstanding during the fiscal year ended September 30, 1996. Peoples Federal does not make loans with preferential terms to employees.

                                                                Highest Balance
                                                                 During Fiscal
                                        Original    Original      Year Ending      Balance at        Contract      Prevailing
                                         Date of      Loan       September 30,    September 30,      Interest       Interest
          Name         Type of Loan       Loan       Balance         1996             1996          Rate(1)(2)       Rate(3)
   D. Van Smith        Mortgage (4)     10/14/86    $250,000         $213,735            -0-              8.375%        9.580%
   A. Thomas Hood      Mortgage (4)      2/24/86     114,000           91,496          $89,544            9.375        11.000

    (1)   At the time of closing.
    (2)   Interest rate subject to periodic adjustment.
    (3)   At time of loan origination.
    (4)   Purpose of loan is to finance primary residence.

            PROPOSAL II -- RATIFICATION OF PERFORMANCE EQUITY PLAN FOR
                               NON-EMPLOYEE DIRECTORS

          On April 25, 1996, the Board adopted the First Financial Holdings, Inc. Performance Equity Plan for Non-Employee Directors (the "Plan"), subject to ratification by the Corporation's stockholders at the Annual Meeting. THE FULL TEXT OF THE PLAN IS SET FORTH AS EXHIBIT A TO THIS PROXY STATEMENT. THE MAJOR FEATURES OF THE PLAN ARE SUMMARIZED BELOW, BUT THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ACTUAL TEXT OF THE PLAN.

    Description of the Plan

    Purpose

          The purpose of the Plan is to provide non-employee directors with an opportunity to increase their equity interest in the Corporation if the Corporation and the Associations attain specified financial performance criteria. The Corporation believes that the Plan will further reinforce the common interest of directors and stockholders in enhancing the financial performance of the Corporation.

    Effective Date and Term

          If approved by the stockholders at the Annual Meeting, the Plan would become effective when approved. The term during which grants may be made would expire on the tenth anniversary of the effective date.

    Awards Under the Plan

          With respect to each fiscal year of the Corporation, the Boards of Directors of the Corporation and the Associations will specify financial performance criteria ("performance targets") for the Corporation and the Associations, as appropriate, and the percentage of total board fees eligible for conversion to shares of Common Stock upon the attainment of the performance targets. For any fiscal year, the Boards of the Corporation and/or each of the Associations may also specify a range of performance targets over which the percentage of fees eligible for conversion to shares may increase. The performance targets for the Corporation and each Association will be set forth in a resolution of the respective board in advance of the fiscal year.

          On the last business day of January of each fiscal year, each non-employee director of the Corporation or an Association will receive an award of shares of Common Stock for the preceding fiscal year based solely on the attainment of the performance targets for the Corporation and/or
    Association.   The number of shares awarded will be determined separately for each director by using the following formula:

         X    =     Maximum amount of board fees eligible for conversion to
                    shares (total board fees multiplied by 50%).

         Y    =     The percentage applicable according to the performance
                    targets stated on Appendix A of the Plan.

         Z    =     Total shares of Common Stock awarded (X multiplied by Y
                    and divided by the Market Value of a Share on the date of grant).

         The shares of Common Stock awarded under the Plan will be in addition to, and not in substitution for, the payment of Corporation and Association Board fees in cash or stock options pursuant to the Corporation's 1994 Stock Options-for-Fees Plan. No more than 50 percent of the sum of a director's Corporation and Association Board fees in any fiscal year may be converted to Common Stock under this Plan. None of the shares awarded under the Plan will be subject to forfeiture upon the termination of a director's service prior to completion of his or her term.

         For purposes of the Plan, the "fair market value" of the Common Stock means, as of any date, the closing price of a share of Common Stock on the Nasdaq Stock Market's National Market System, or, if no shares were traded on such date, the next preceding date on which shares of Common Stock were traded. If shares of Common Stock are not traded on a national securities exchange or quoted on the Nasdaq Stock Market, and there are not at least two brokerage companies reporting a bid price per share on any date, then the fair market value will be that value determined in good faith by the Board in such manner as it deems appropriate.

         For the Corporation's 1996 fiscal year, and assuming stockholder ratification of the Plan, shares of Common Stock will be awarded in accordance with the formula set forth above on the basis of performance targets contained in Appendix A to the Plan. The award of shares for the 1996 fiscal year will occur on the last business day of January.

    Share Reserve; Adjustments

         The Corporation has reserved 100,000 shares of Common Stock for issuance under the Plan. Such shares may consist in whole or in part of authorized and unissued or reacquired shares.

         The number and kind of shares of Common Stock reserved under the Plan will be automatically adjusted to prevent dilution or enlargement of the rights of Plan participants in the event of any changes in the number or kind of outstanding shares of Common Stock resulting from a merger, recapitalization, stock exchange, stock split, stock dividend, other extraordinary dividend or distribution, corporate division or other change in the Corporation's corporate or capital structure.

    Amendment of the Plan

         The Board of Directors would be permitted to amend, suspend or discontinue the Plan, but stockholder ratification of such action would be required if necessary in order to ensure compliance with Rule 16b-3 under the 1934 Act.

    Federal Income Tax Treatment

         Each non-employee director of the Corporation or the Associations who participates in the Plan will be taxed upon the fair market value of the Common Stock received upon the issuance of the Common Stock by the Corporation. For federal income tax purposes, this amount would be taxable as compensation income from self-employment and the Corporation would be entitled to a corresponding deduction.

    Plan Benefits

         Insofar as awards under the Plan are determined by reference to the attainment of annual performance targets, benefits under the Plan are not generally determinable in advance. With respect to the Corporation's 1996 fiscal year, and assuming stockholder ratification of the Plan, it is estimated that approximately 4,290 shares of Common Stock, in the aggregate, based on the fair market value of the Common Stock on the record date, will be awarded to non-employee directors of the Corporation and its Associations on January 31, 1997. The value of the aggregate award for the 1996 fiscal year would be approximately $104 thousand.

    Vote Required and Board of Directors' Recommendation

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PERFORMANCE EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS. The affirmative vote of a majority of the votes present in person or represented by proxy at the Annual Meeting will be required to approve the Performance Equity Plan for Non-Employee Directors.

                                   OTHER MATTERS

         The Board of Directors of the Corporation is not aware of any business to come before the Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgement of the person or persons voting the proxies. The cost of solicitation of proxies will be borne by the Corporation. In addition to solicitations by mail, directors, officers and regular employees of the Corporation may solicit proxies personally or by telegraph or telephone without additional compensation.


                           ANNUAL REPORT TO STOCKHOLDERS

         A copy of the Summary Annual Report to Stockholders is being mailed to each stockholder of record together with these proxy materials. The audited financial statements of the Corporation for the year ended September 30, 1996, together with Management's Discussion and Analysis of Financial Condition and Results of Operations, are included in Exhibit B to this Proxy Statement. The Corporation has filed with the SEC its Annual Report on Form 10-K for the fiscal year ended September 30, 1996. The Annual Report on Form 10-K contains detailed information concerning the Corporation and its operations which is not included in the Summary Annual Report to Stockholders, or in Exhibit B to this Proxy Statement. A COPY OF THIS REPORT WILL BE FURNISHED TO STOCKHOLDERS WITHOUT CHARGE UPON REQUEST IN WRITING TO: Phyllis B. Ainsworth, Secretary, First Financial Holdings, Inc., P. O. Box 118068, Charleston, South Carolina 29423-8068. THE ANNUAL REPORT ON FORM 10-K, THE SUMMARY ANNUAL REPORT AND EXHIBIT B ARE NOT A PART OF THE CORPORATION'S SOLICITING MATERIAL.


                               STOCKHOLDER PROPOSALS

         In order to be eligible for inclusion in the Corporation's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation's main office at 34 Broad Street, Charleston, South Carolina, no later than August 29, 1997. Any such proposals shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

                               BY ORDER OF THE BOARD OF DIRECTORS



                               PHYLLIS B. AINSWORTH
                               SECRETARY


    Charleston, South Carolina
    December 18, 1996



                                       FORM 10-K
    A COPY OF THE FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO PHYLLIS B. AINSWORTH, SECRETARY, FIRST FINANCIAL HOLDINGS, INC., P.O. BOX 118068, CHARLESTON, SOUTH CAROLINA 29423-8068.


                                     EXHIBIT A


                          FIRST FINANCIAL HOLDINGS, INC.
                PERFORMANCE EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS


    1.    Purpose

          The purpose of the First Financial Holdings, Inc. Performance Equity Plan for Non-Employee Directors (the "Plan") is to promote the interests of First Financial Holdings, Inc. (the "Company"), its Affiliates and its stockholders by attracting and retaining non-employee directors capable of furthering the future success of the Company and its Affiliates and by aligning their economic interests more closely with those of the Company's stockholders.

    2.    Definitions

          "Affiliate" shall mean First Federal Savings and Loan Association of Charleston or Peoples Federal Savings and Loan Association.

          "Affiliate Board" shall mean the board of directors of an Affiliate.

          "Affiliate Fee" shall mean the retainer payable to a Participant during the Plan Year for service on an Affiliate Board.

          "Board" shall mean the board of directors of the Company.

          "Board Fee" shall mean the retainer payable to a Participant during the Plan Year for service on the Company Board.

          "Fair Market Value" shall mean, as of any date, the closing price of a share on the Nasdaq Stock Market's National Market System, or, if no shares were traded on such date, the next preceding date on which shares were traded. If shares are not traded on a national securities exchange or quoted on the Nasdaq Stock Market, and there are not at least two brokerage companies reporting a bid price per share on any date, then the Fair Market Value shall be that value determined in good faith by the Board in such manner as it deems appropriate.

          "Participant" shall mean each member of the Board or an Affiliate Board who is not an employee of the Company or an Affiliate.

          "Plan Year" shall mean the fiscal year of the Company. The "Initial Plan Year" shall mean the period beginning October 1, 1995 and ending September 30, 1996.

          "Rule 16b-3" shall mean Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

          "Share" shall mean a common share of the Company and such other securities as may be substituted for a Share or such other securities pursuant to the adjustment provisions of Section 5.

    3.    Effective Date and Term of the Plan

          The Plan shall become effective upon adoption by the Board, subject to approval of the Plan by the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote at the annual meeting of the Company's stockholders to be held in January 1997 or at any adjournment thereof.

          The term during which Shares shall be granted under the Plan shall expire ten (10) years after the effective date of the Plan.

    4.    Grant of Shares

          For the Plan Year beginning October 1, 1996, and prior to the beginning of each Plan Year thereafter during the term of the Plan, the Board and each Affiliate Board shall specify financial performance criteria (the "Performance Targets") for the Company and each Affiliate, as appropriate, and the percentage of Board Fees or Affiliate Fees eligible for conversion to Shares upon the attainment of the Performance Targets for the Company and each Affiliate. For any Plan Year, the Board or each Affiliate Board may specify a range of Performance Targets for the Company or the Affiliate over which the percentage of Board Fees or Affiliate Fees eligible for conversion to Shares may increase. The Performance Targets for the Company and each Affiliate shall be set forth in a resolution of the Board or the appropriate Affiliate Board.

          On the last business day of January of each Plan Year, each Participant shall receive an award of Shares for the preceding Plan Year based solely on the attainment of the Performance Targets for the Company (if the Participant is a member of the Board) and, on a separate basis, each Affiliate (if the Participant is a member of an Affiliate Board).
    The number of Shares awarded shall be determined separately for each Participant by (x) multiplying the percentage of Participant's Board Fees eligible for conversion to Shares by the Participant's Board Fees, (y) for each Affiliate Board on which the Participant serves, multiplying the percentage of the Participant's Affiliate Fees eligible for conversion to Shares by the Participant's Affiliate Fees and (z) dividing the sum of the amounts determined under clauses (x) and (y) by the Fair Market Value of a Share on the date of grant; provided, however, that, notwithstanding anything in this Plan to the contrary, no more than fifty (50) percent of the sum of a Participant's Board Fees and Affiliate Fees in any Plan Year may be converted to Shares under this Plan. Each award of Shares shall be rounded to the nearest whole share.

          For the Initial Plan Year, Shares shall be awarded in accordance with the formula set forth in the preceding paragraph of this Section 4 on the basis of Performance Targets contained in Appendix A to the Plan. The award of Shares for the Initial Plan Year shall occur on the last business day of January 1997.

          The Shares awarded under this Plan shall be in addition to, and not in substitution for, the payment of Board Fees and Affiliate Fees in cash. None of the Shares awarded under this Plan shall be subject to forfeiture upon the termination of a Participant's service prior to completion of his or her term.

          Subject to adjustment as provided in Section 5, the number of Shares which may be granted under the Plan shall be 100,000. If on any date on which Shares are to be granted to a Participant(s), the number of Shares remaining available under the Plan is insufficient for the grant of Shares otherwise authorized under the Plan for the preceding Plan Year, then each Participant shall receive a proportionate number of the remaining Shares (rounded to the greatest number of whole Shares). The Shares granted under the Plan may consist in whole or in part of authorized and unissued or reacquired Common Stock. The obligation of the Company to deliver Shares shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be deemed necessary or appropriate by the Company, including, among others, such steps as counsel for the Company shall deem necessary or appropriate to comply with requirements of relevant securities laws. This obligation shall also be subject to the condition that any Shares reserved for issuance under the Plan shall have been duly listed on any national securities exchange which then constitutes the principal trading market for the Shares.

    5.    Adjustments

          The number and kind of Shares which shall be automatically granted to each Participant under Section 4 of the Plan shall be automatically adjusted to prevent dilution or enlargement of the rights of Participants in the event of any changes in the number or kind of outstanding Shares resulting from a merger, recapitalization, stock exchange, stock split, stock dividend, other extraordinary dividend or distribution, corporate division or other change in the Company's corporate or capital structure.

    6.    Amendment, Suspension and Discontinuance

          The Board may at any time amend, suspend or discontinue the Plan, provided that, if stockholder approval of such action is necessary in order to ensure compliance with Rule 16b-3, such action shall be subject to approval by the holders of the Shares by the vote and in the manner required by Rule 16b-3.

    7.    Compliance with Rule 16b-3

          The Company intends that the Plan and all transactions hereunder meet all of the requirements of Rule 16b-3, and that any Participant shall not, as a result of any grant hereunder, lose his or her status as a "disinterested person" as defined in Rule 16b-3. Accordingly, if any provision of the Plan does not meet a requirement of Rule 16b-3 as then applicable to any such transaction, or would cause a Participant not to be a "disinterested person," such provision shall be construed or deemed amended to the extent necessary to meet such requirement and to preserve such status.

    8.    Withholding

          A Participant may be required to pay to the Company and the Company shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount of any applicable withholding taxes in respect of any Shares granted under the Plan and take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

    9.    Governing Law

          The Plan shall be applied and construed in accordance with and governed by the law of the State of South Carolina and applicable Federal law.


                                    APPENDIX A

                PERFORMANCE EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS
                                PERFORMANCE TARGETS
                                 RETURN ON EQUITY*
                        INITIAL PLAN YEAR 10/1/95 - 9/30/96


                          FIRST FINANCIAL HOLDINGS, INC.

                                       Range
                             11.00 - 12.49%            50%
                             12.50 - 13.74%            75%
                             13.75% +                 100%


                            FIRST FEDERAL OF CHARLESTON

                                       Range
                             11.75 - 12.99%            50%
                             13.00 - 14.49%            75%
                             14.50% +                 100%


                                  PEOPLES FEDERAL

                                       Range
                             11.75 - 12.99%            50%
                             13.00 - 14.49%            75%
                             14.50% +                 100%

    *  Before  after-tax effect of special SAIF Assessment

                                    EXHIBIT B














                          FIRST FINANCIAL HOLDINGS, INC.
                              FINANCIAL INFORMATION














    The Annual Report on Form 10-K, the Summary Annual Report and this Exhibit B are not a part of First Financial Holdings, Inc.'s soliciting material.

                                    EXHIBIT B

                          FIRST FINANCIAL HOLDINGS, INC.


                                      INDEX


         Five-Year Summary Selected Consolidated Financial
            Information

         Management's Discussion and Anaylsis of Financial Condition and
            Results of Operations

         Management's Report

         Audit Committee's Report

         Report of Independent Auditors

         Consolidated Financial Statements

         Notes to Consolidated Financial Statements
















         A copy of the Company's Annual Report on Form 10-K for the year ended September 30, 1996, is available to stockholders free of charge. Requests should be addressed to Phyllis B. Ainsworth, Corporate Secretary, First Financial Holdings, Inc., P.O. Box 118068, Charleston, SC 29423-8068

                                                           FIRST FINANCIAL HOLDINGS, INC.

   Selected Consolidated Financial Data(1)

                                                                   At or For the Year Ended September 30,

                                                      1996           1995           1994           1993           1992

                                                           (dollar amounts in thousands except per share amounts)
    Summary of Operations

    Interest income                              $    111,118   $     95,503   $     85,652  $      95,407   $     86,328
    Interest expense                                   65,997         55,794         44,755         51,696         51,930
    Net interest income                                45,121         39,709         40,897         43,711         34,398
    Provision for loan losses                          (1,823)          (451)        (1,097)        (3,700)        (3,440)
    Net interest income after provision for
       loan losses                                     43,298         39,258         39,800         40,011         30,958
    Other income                                       10,052          8,575          8,681          5,493          2,248
    Non-interest expense                              (35,249)       (33,424)       (32,351)       (30,745)       (21,916)
    SAIF Special Assessment                            (6,955)
    Income tax expense                                 (4,118)        (5,171)        (4,125)        (3,481)        (4,320)
    Income before change in accounting
       principle                                        7,028          9,238         12,005         11,278          6,970
    Change in accounting principle                                                                   1,584
    Net income                                   $      7,028   $      9,238   $     12,005   $    12,862    $      6,970
    Per Common Share

    Net income                                   $      1.11(2) $       1.47   $       1.88      $   2.02(3) $       1.10
    Book value                                         14.91           14.50          13.20         12.56           10.75
    Dividends                                           0.64            0.56           0.48          0.34            0.28
    Dividend payout ratio                              57.66%          38.10%         25.53%        16.83%          25.45%
    Selected Ratios
    Return on average equity                           7.41%(4)        10.61%         14.64%        17.28%          10.59%
    Return on average assets                           0.48(5)          0.71           0.97          1.00            0.71
    Gross interest margin (6)                          2.93             2.91           3.21          3.39            3.36
    Average equity as a percentage of average
         assets                                        6.51             6.67           6.65          5.79            6.68
    Problem assets as a percentage of total
         assets                                        1.28             1.67           1.74          1.98            2.73

    At September 30,

    Assets                                      $   1,546,149  $   1,365,348  $   1,244,270   $   1,259,265  $    985,794
    Loans receivable, net                           1,280,110      1,083,367        963,366         967,607       757,448
    Mortgage-backed securities                         82,991        101,126        105,620         106,021       104,882
    Investment securities                             109,541        119,967        117,876         104,554        35,308
    Deposits                                        1,061,617      1,074,313      1,062,995       1,051,219       737,586
    Borrowings                                        348,970        172,120         79,267         106,677       165,058
    Stockholders' equity                               94,795         91,409         82,672          80,546        68,314
    Number of offices                                      33             32             32              32            20
    Full-time equivalent employees                        540            509            537             532           335

   (1) On October 9, 1992, the Company acquired Peoples Federal. The acquisition was accounted for under the purchase method of accounting and, accordingly, the consolidated financial statements do not include
         Peoples Federal's assets, liabilities and equity or results of operations prior to that date.
   (2) Includes the effect of the SAIF Special Assessment which resulted in a decrease of $.69 in earnings per common share.
   (3) Includes the cumulative effect of a change in accounting principle which resulted in an increase of $.25 in earnings per common share.
   (4)   Return on average equity excluding the effect of the SAIF Special
         Assessment was 12.04%.
   (5)   Return on average assets excluding the effect of the SAIF Special
         Assessment was .78%.
   (6) Gross interest margin is the difference between the weighted average yield on all interest-earning assets and the weighted average rate paid on all interest bearing liabilities.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

   General

      First Financial Holdings, Inc. ( First Financial or the Company ), headquartered in Charleston, South Carolina, is a multiple savings and loan holding company with two operating subsidiaries, First Federal Savings and Loan Association of Charleston, South Carolina ( First Federal ) and Peoples Federal Savings and Loan Association, Conway, South Carolina
   ( Peoples Federal ) (together, the  Associations ).   Most of the
   information presented in the following discussion of financial results is indicative of the activities of the Associations. The following discussion should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements and accompanying notes.

      Although First Financial s core operations in 1996 surpassed results in 1995 and 1994, net income for fiscal 1996 reflected the after-tax effect of a $4.4 million non-recurring expense, explained below under SAIF Special Assessment, which materially reduced net income for the year.
   Consolidated net income for 1996 totaled $7.0 million, or $1.11 per share, compared to $9.2 million, or $1.47 per share, for the year ended September 30, 1995. Excluding the non-recurring special assessment described below, First Financial would have recorded net income of $11.4 million, or $1.80 per share, in 1996.

      Net income in 1996, excluding the effect of the non-recurring special assessment, resulted in a return on average equity of 12.04% compared with 10.61% in 1995. Return on average assets in 1996, excluding the special assessment, was 0 .78% compared with 0.71% in 1995. Including the effect of the non-recurring special assessment, return on equity and return on average assets in 1996 declined to 7.41% and 0.48%, respectively.

      Operating results in 1996, exclusive of the special assessment, improved principally due to higher net interest income, continued moderation in the rate of increase in operating costs and significant growth in non-interest income, partially offset by a higher provision for loan losses.

      Net income in 1994 was $12.0 million, or $1.88 per share. Income in 1994 included the positive effect of a $1.1 million non-recurring gain on the sale of Regal Cinemas stock. Also, as a result of tax benefits related to the acquisition of Peoples Federal in 1993, First Financial s effective income tax rate was 25.6% in 1994, much lower than the effective income tax rates of 36.9% in 1996 and 35.9% in 1995.

   SAIF Special Assessment

      On September 30, 1996, President Clinton signed legislation providing for a special assessment on financial institutions whose deposits are insured by the Savings Association Insurance Fund ( SAIF ) of the Federal Deposit Insurance Corporation ( FDIC ) at the rate of 65.7 cents per $100 of deposits held by such institutions at March 31, 1995. The money collected will recapitalize the SAIF reserve to the level required by law. In September of 1996 the Company recorded an expense of $7.0 million ($4.4 million after tax) for this assessment.

      The recapitalization of the SAIF is expected to result in lower deposit insurance premiums in the future for most SAIF-insured financial institutions, including First Federal and Peoples Federal. Based on the Company s insured deposits at September 30, 1996, the expected new premium level, inclusive of the payment of interest on the FICO bonds, would result in an estimated annual pre-tax savings of approximately $1.8 million beginning in the March 1997 quarter.

      The new legislation also provides for the merger, subject to certain conditions, of the SAIF into the Bank Insurance Fund ("BIF") by 1999 and also requires BIF-insured institutions to share in the payment of interest on the bonds issued by a specially-created government entity, the Financing Corporation ("FICO"), the proceeds of which were applied toward resolution of the thrift industry crisis in the 1980s. Beginning on January 1, 1997, SAIF-insured institutions will pay deposit insurance premiums at a rate of
   6.4 basis points of their insured deposits and BIF-insured institutions will pay deposit insurance premiums at the annual rate of 1.3 basis points of their insured deposits towards the payment of interest on the FICO bonds. These FICO interest premiums are in addition to the insurance premiums that will be paid by SAIF-insured institutions to maintain the SAIF reserve at its required level (which are expected to range from zero basis points to 27 basis points pursuant to the current risk classification system). The Associations are both currently well-capitalized financial institutions and expect to pay total annual deposit insurance premiums, including the FICO assessment, of 6.4 basis points of insured deposits effective January 1, 1997.


   Financial Position

      At September 30, 1996, First Financial reported assets of $1.5 billion, compared with $1.4 billion at September 30, 1995. Average assets and average interest-earning assets increased by 11.6% and 12.4%, respectively, in 1996. Asset growth was principally attributable to an increase of $197 million in net loans receivable, including loans held for sale, in 1996. Stockholders equity totaled $94.8 million at September 30, 1996, increasing from $91.4 million at September 30, 1995.

   Investment Securities and Mortgage-backed Securities

      The primary objective of the Company in its management of the investment portfolio is to maintain a portfolio of high quality, highly liquid investments with returns competitive with short-term U.S. Treasury or agency securities and highly rated corporate securities. The Associations are required to maintain average daily balances of liquid assets according to certain regulatory requirements. The Associations have maintained higher than average required balances in short-term investments based on their continuing assessment of cash flows, the level of loan production, current interest rate risk strategies and the assessment of the potential direction of market interest rate changes. Total investment securities declined $10.4 million in 1996, with year-end balances of $109.5 million as of September 30, 1996, including $66.4 million in investments available for sale.

      On November 15, 1995, the Financial Accounting Standards Board (FASB) issued a Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, that permitted companies to reassess the appropriateness of the classifications of all securities previously made. The Company elected to reclassify certain of its previously classified held to maturity securities to
   available for sale.   In December 1995, approximately $18.0 million of the
   Company s mortgage-backed securities were transferred from  held to
   maturity  to  available for sale   and approximately $32.2 million of
   investment securities were also reclassified to available for sale from held to maturity as a result of guidance provided in the Special Report.

   Loans Receivable

      Loans comprise the major portion of interest-earning assets of the Company, accounting for 84% and 82% of average interest-earning assets in 1996 and 1995, respectively. Compared with balances on September 30, 1995, net loans receivable grew by 18.2%. The Company s loan portfolio consists of real estate mortgage and construction loans, home equity and other consumer loans, credit card receivables and commercial business loans. Management believes it continues to reduce the risk elements of its loan portfolio through strategies focusing on residential mortgage and consumer loan production.

      Loan originations set a record in 1996, increasing 53.8% to $389.1 million from $253.0 million in 1995. Demand for all types of loans was strong in 1996, with particularly significant origination increases achieved in home mortgage lending over levels in 1995, resulting in single-family gross loan balances at year-end increasing by $204.8 million, or 29.3% over 1995. Increases in single-family loans were fueled by a favorable interest rate environment, healthy housing markets in coastal South Carolina and a new correspondent lending program introduced at First Federal. A large percentage of the Company s single-family originations qualify for purchase by secondary market agencies. The Company has traditionally retained virtually all adjustable-rate loan originations in its portfolio while electing to sell a portion of fixed-rate loan originations based on management s current asset/liability objectives.

      Consumer loans also increased from $114.6 million on September 30, 1995 to $120.3 million on September 30, 1996. The Company experienced strong growth in home equity, marine and auto loan originations due principally to increased marketing for these products and more competitive interest rates.

   Asset Quality

      The Company believes it maintains a conservative philosophy regarding its lending mix as well as its underwriting guidelines. The Company also maintains loan quality monitoring policies and systems that require detailed monthly and quarterly analyses of delinquencies, non-performing loans, real estate owned and other repossessed assets. Reports of such loans and assets by various categories are reviewed by management and the Boards of Directors of the Associations. The majority of the Company's loan originations are from coastal South Carolina and North Carolina and in Florence, South Carolina.

      Although the Company's loan portfolio grew significantly during the year, management does not believe that the risk inherent in its loan portfolio has increased. The largest component of growth has been in single-family loans, which traditionally are expected to result in smaller problem credits and less credit risk during various economic cycles than may be experienced in other types of secured real estate lending. For several years the Company s strategy has been to reduce its exposure to commercial real estate, land acquisition and development and multifamily real estate. Management believes this strategy has contributed to a decline in problem assets over the past several years.

      As a result of management s ongoing review of the loan portfolio, loans are classified as non-accruing when uncertainty exists about the ultimate collection of principal and interest under the original terms. The Company closely monitors trends in problem assets which include non-accrual loans, loans 90 days or more delinquent, renegotiated loans, and real estate and other assets acquired in settlement of loans. Renegotiated loans are those loans on which the Company has agreed to modifications of the terms of the loan such as changes in the interest rate charged and/or other concessions. The following table illustrates trends in problem assets and other asset quality indicators over the past five years.

   Problem Assets

                                                           At September 30,
                                         1996        1995        1994        1993        1992
                                                    (dollar amounts in thousands)
    Non-accrual loans                $    8,129  $    7,709  $    4,454  $    8,965  $    9,577
    Accruing loans 90 days or more
          delinquent                      1,278         816         740       1,458       2,216
    Renegotiated loans                    8,049      11,103      13,129       9,001       7,210
    Real estate and other assets
          acquired in settlement of
          loans                           2,326       3,144       3,290       5,480       7,951
                                     $   19,782  $   22,772  $   21,613  $   24,904  $   26,954
    As a percent of loans receivable
          and real estate and other
          assets acquired in
          settlement of loans              1.54%       2.10%       2.24%       2.56%       3.52%
    As a percent of total assets           1.28        1.67        1.74        1.98        2.73
    Allowance for loan losses as a
          percent of problem assets       56.63       46.71       49.64       43.13       17.95
    Net charge-offs to average loans
          outstanding                      0.11        0.05        0.11        0.24        0.36

         Problem assets declined during fiscal 1996 by $3.0 million to $19.8 million, or 1.28% of total assets, compared with $22.8 million, or 1.67% of total assets, at September 30, 1995. Non-accrual loans at September 30, 1996, include a $2.7 million loan collateralized by an apartment complex in Charleston, South Carolina. Based on occupancy levels and the delinquency status of the loan, the Company has allocated a specific reserve of approximately $700 thousand against this property, resulting in
   a carrying value of approximately $2.0 million.   Also included in non-
   accrual loans at September 30, 1996 and 1995 are two loans with balances of approximately $1.1 million secured by residential lots in a resort development in South Carolina. Renegotiated loans declined by $3.1 million primarily due to the deletion of loans which have been returned to market rates of interest and terms.

         The allowance for loan losses at September 30, 1996 covers 56.63% of reported problem assets, increasing from 46.71% as of September 30, 1995. Management s long-term goals continue to include lower ratios of problem assets to total assets, although management expects there will always remain a core level of delinquent loans and real estate acquired in settlement of loans from normal lending operations. Renegotiated loans currently comprise approximately one-half of total problem assets. On September 30, 1996, the weighted average yield on renegotiated loans was 7.49%, compared with 7.85% one year ago.

   Allowance for Loan Losses

         The allowance for loan losses is maintained at a level sufficient to provide for estimated probable future losses in the loan portfolio. Management reviews the adequacy of the allowance no less frequently than each quarter, utilizing its internal portfolio analysis system. The factors that are considered in a determination of the level of the allowance are management s assessment of current economic conditions, the composition of the loan portfolio, previous loss experience on certain types of credit, a review of specific high-risk sectors of the loan portfolio, selected individual loans and concentrations of credit. The value of the underlying collateral is also considered during such reviews.

   Allowance for Loan Losses

                                                      Year Ended September 30,
                                        1996        1995        1994        1993        1992
                                                    (dollar amounts in thousands)
    Balance, beginning of period     $  10,637   $  10,728   $  10,742   $   4,837   $   4,351
    Loans charged-off:
         Real estate loans                 824         530         858       1,893       1,813
         Commercial business loans         188           3         461         637         453
         Consumer loans                    732         508         673         793         908
             Total charge-offs           1,744       1,041       1,992       3,323       3,174
    Recoveries:
         Real estate loans                 336         356         658         632         122
         Commercial business loans          31          32          76         176           4
         Consumer loans                    119         111         147         160          94
             Total recoveries              486         499         881         968         220
             Net charge-offs             1,258         542       1,111       2,355       2,954
         Allowance on  acquired
         loans                                                               4,560
         Provision for loan losses       1,823         451       1,097       3,700       3,440
    Balance, end of period:
         Real estate loans               8,987       8,875       9,074       9,189       3,036
         Commercial business loans         925         715         750         648         698
         Consumer loans                  1,290       1,047         904         905       1,103
    Balance, end of period           $  11,202   $  10,637   $  10,728   $  10,742   $   4,837
    Balance as a percent of net loans:
       Real estate loans                  0.79%       0.93%       1.09%       1.11%       0.50%
       Commercial business loan           3.47        2.61        3.00        2.22        1.84
       Consumer loans  (1)                1.07        0.91        0.81        0.77        0.97
       Total net loans                    0.88        0.98        1.12        1.12        0.64
    Net charge-offs as a percent of average net loans:
       Real estate loans                  0.05%       0.02%       0.02%       0.18%       0.26%
       Commercial business  loans         0.58       (0.11)       1.42        1.88        1.13
       Consumer loans (1)                 0.52        0.35        0.46        0.40        0.73

   (1)  Consumer loans include home equity lines of credit.

         On September 30, 1996, the total allowance for loan losses was $11.2 million compared with $10.6 million at September 30, 1995. Net real estate loan charge-offs totaled $488 thousand in 1996 compared with $174 thousand in 1995. Real estate loan charge-offs increased principally in 1996 due to one charge-off of approximately $333 thousand on a commercial real estate
   loan which was transferred to real estate owned.   Management believes that
   consumer loan net charge-offs of $613 thousand, which increased $216 thousand over comparable activity in fiscal 1995, increased principally due
   to higher numbers of personal bankruptcy filings.   After experiencing net
   recoveries of $29 thousand in 1995, commercial loan net charge-offs increased to $157 thousand in 1996. Based on the current economic environment and other factors, management believes that the allowance for loan losses at September 30, 1996 was maintained at a level adequate to provide for inherent losses in the Company's loan portfolio.

   Deposits

         Retail deposits have traditionally been the primary source of funds for the Company and also provide a customer base for the sale of additional financial services. The Company has set strategic targets for net growth in transaction accounts annually and in numbers of households served. The Company believes that its future focus must be on increasing the number of available opportunities to provide a broad array of products and services to retail consumers. The Company s total deposits declined $12.7 million during the year ended September 30, 1996, principally due to the maturity of wholesale certificates of deposit. First Financial s deposit composition at September 30, 1996 and 1995 is as follows:

   Deposits

                                                              At September 30,
                                                      1996                       1995
                                                            Percent                   Percent of
                                               Balance     of Total       Balance       Total
                                                       (dollar amounts in thousands)
    Checking accounts                      $    123,907      11.67%   $    117,149       10.90%
    Passbook, statement and other
       accounts                                 119,509      11.26         125,588       11.69
    Money market accounts                       131,393      12.38         131,225       12.22
    Retail certificate accounts                 617,893      58.20         632,262       58.85
    Jumbo certificates                           68,218       6.42          54,339        5.06
    Wholesale certificates                          697        .07          13,750        1.28
    Total deposits                         $  1,061,617     100.00%   $  1,074,313      100.00%

         During 1996, First Financial s checking account balances increased $6.8 million, money market account balances remained stable while passbook,
   statement and other savings accounts declined $6.1 million.   Total
   balances in certificates of deposit declined by $13.5 million. National and local market trends over the past several years suggest that consumers are continuing to move an increasing percentage of discretionary savings funds into alternative investments, such as annuities and stock and fixed income mutual funds. While deposits remain a primary, highly stable source of funds for the Company, deposits have declined as a percentage of liabilities over recent years. As of September 30, 1996, deposits as a percentage of liabilities declined to 73% from 84% at September 30, 1995. The Company expects to maintain a significant portion of its overall deposits in core account relationships; however, future growth in overall deposit balances may be achieved primarily through specifically targeted programs offering higher yielding investment alternatives to consumers. Such targeted programs may increase the Company s overall cost of funds and
   thus impact the Company s future net margins.   The Company s average cost
   of deposits at September 30, 1996 was 4.60% compared with 4.80% at September 30, 1995.

   Borrowings

         Borrowings increased $177 million during the current year to $349 million as of September 30, 1996. Borrowings as a percentage of total liabilities increased to approximately 24% at the end of 1996 compared with 14% in 1995. Borrowings from the FHLB of Atlanta increased $204.5 million while reverse repurchase agreements declined $27.7 million. The net increase in borrowings in 1996 is attributable to management s strategy to utilize borrowings to fund much of its loan portfolio growth and to replace losses in deposit balances. With strong growth in single-family conforming loans, a large portion of which were adjustable-rate loans, management believes it has improved its current liquidity capacity because of the acceptance of such loans as collateral for existing and future FHLB borrowings and the potential usage of such loans in securitizations of loans for mortgage-backed securities.

         The Company s average cost of FHLB advances and reverse repurchase agreements declined from 5.88% at September 30, 1995 to 5.61% at September 30, 1996. Approximately $311 million in FHLB advances mature within one year and all of the reverse repurchase agreements mature within three months. There were no redemptions of the $19.8 million in 9.375% long-term debt of the Company during 1996. The notes are callable at the option of the Company, in whole or in part, at a redemption price of 102.00% from September 1, 1996 through August 31, 1997. On September 1, 1997, the redemption price is par.

   Capital Resources

         Average stockholders equity was $94.8 million during 1996, increasing 8.9% from $87.0 million reported in 1995. The primary source of growth in stockholders equity during 1996 was retained net income. The Consolidated Statement of Stockholders Equity details the changes in stockholders equity during the year. The Company s capital ratio, total capital to total assets, was 6.13% at September 30, 1996 compared to 6.69% at September 30, 1996.

         In July of 1996 the Board of Directors approved a stock repurchase program to acquire up to 250,000 shares of the Company s common stock to be completed by March 31, 1997. During fiscal 1996, approximately 26,000 shares were repurchased at an average price of $19.73. During 1996, the Company paid out $.64 in dividends per share for a payout ratio of 57.7%, compared with dividends of $.56 and a payout ratio of 38.1% in 1995. Excluding the effect of the special SAIF assessment, the payout ratio would have approximated 35.6% in 1996. On October 24, 1996, the Board of Directors declared a regular quarterly cash dividend of $.18 per share, which will result in an increase of approximately 12.5% from the previous amount of $.16 per common share.

         The Associations are required to meet the regulatory capital requirements of the Office of Thrift Supervision ( OTS ) which currently include three measures of capital: a leverage or core capital requirement, a tangible capital requirement and a risk-based capital requirement. Under OTS regulations, the Associations both meet the requirements to be well-
   capitalized.   Current capital distribution regulations of the OTS allow
   the greatest flexibility to well-capitalized institutions.

   Liquidity and Asset and Liability Management

   Liquidity

         The desired level of liquidity for the Company is determined by management in conjunction with the Asset/Liability Committees of the Associations. The level of liquidity is based on management s strategic direction for the Company, commitments to make loans and the Committees assessment of each Association s ability to generate funds. Historically, sources of liquidity have included net deposits to savings accounts, amortizations and prepayments of loans, FHLB advances, reverse repurchase agreements and sales of securities and loans held for sale.

         The Associations are subject to federal regulations which currently require the maintenance of a daily average balance of liquid assets equal to 5.0% of net withdrawable deposits and borrowings payable in one year or less. The Associations have adopted policies to maintain liquidity levels well above the requirements. All requirements were met in 1996.

         The Company's most stable and traditional source of funding has been the attraction and retention of deposit accounts, the success of which the Company believes is based primarily on the strength and reputation of the Associations and rates paid on deposit accounts. First Federal has a major market share of deposits in Charleston, Berkeley and Dorchester counties and a growing share of deposits in the Georgetown market. Peoples
   Federal s deposits are principally obtained in Horry and Florence counties. By continuing to promote innovative new products, pricing competitively and encouraging the highest level of quality in customer service, the Company continues to successfully meet challenges from competitors, many of which are non-banking entities offering alternative investment products. Management does recognize, however, that due to disintermediation of traditional savings balances to other alternative investment products, including the equity markets, annuities and mutual funds, the pool of retail deposit funds held in financial institutions will likely continue to contract over time, resulting in more reliance by the Company on other sources of funds.

         Other primary sources of funds include borrowings from the FHLB, principal repayments on loans and mortgage-backed securities, reverse repurchase agreements and the sale of loans. As a measure of protection, the Associations have back-up sources of funds available, including FHLB borrowing capacity and securities available for sale.

         During 1996, the Company experienced a net cash outflow from investing activities of $169.8 million, consisting principally of a net increase of $197.5 million in loans receivable and purchased loans. The Company experienced net cash inflows of $18.9 million from operating activities and $160.6 million from financing activities. Financing activities consisted principally of $204.5 million in net additions to FHLB advances, offset partially by $27.7 million in net repayments of reverse repurchase agreements and decreases of $12.7 million in deposit balances.

         Proceeds from the sale of loans totaled $6.9 million in 1996. Based on recent asset/liability management objectives, management expects sales of selected longer-term, fixed-rate loans will continue during fiscal 1997.

   Parent Company Liquidity

         As a holding company, First Financial conducts its business through its subsidiaries. Unlike the Associations, First Financial is not subject to any regulatory liquidity requirements. The principal source of funds for the acquisition of Peoples Federal in 1992 was the issuance of $20.3 million in senior notes by the Company in September 1992. Potential sources for First Financial s payment of principal and interest on the notes include : (i) dividends from First Federal and Peoples Federal; (ii) payments from existing cash reserves and sales of marketable securities; and (iii) interest on its investment securities. As of September 30, 1996, First Financial had cash reserves and existing marketable securities of $13.9 million.

         The Associations' ability to pay dividends and make other capital contributions to First Financial is restricted by regulation and may require regulatory approval. Such distributions may also depend on the Associations ability to meet minimum regulatory capital requirements in effect during the period. Current OTS regulations permit institutions meeting certain capital requirements and subject to normal supervision to pay out 100% of net income to date over the calendar year and 50% of surplus capital existing at the beginning of the calendar year without supervisory approval. Both Associations are currently subject to normal supervision as to the payment of dividends.

   Asset/Liability Management

         Asset/liability management is the process by which the Company constantly changes the mix, maturity and pricing of assets and liabilities in an attempt to reduce a materially adverse impact on earnings resulting from the direction, frequency and magnitude of change in market interest rates. Although the net interest income of any financial institution is perceived as being vulnerable to fluctuations in interest rates, the Company s management has attempted to minimize that vulnerability. The future regulatory capital requirements of all financial institutions will become subject to the inclusion of additional components measured by exposure to interest rate sensitivity.

         The Company, working principally through the Asset and Liability Committees of the Associations, has established policies and monitors results to control interest rate risk. The Company utilizes measures such as static gap, which is the measurement of the difference between interest-sensitive assets and interest-sensitive liabilities repricing for a particular time period. More importantly may be the process of evaluating how particular assets and liabilities are impacted by changes in interest rates or selected indices as they reprice. Asset/liability modeling is performed by the Company to assess varying interest rate and balance sheet mix assumptions.

         Management may adjust the Company s interest rate sensitivity position primarily through decisions on the pricing, maturity and marketing of particular deposit and loan products and by decisions regarding the maturities of FHLB advances and other borrowings. The Company has continued to emphasize adjustable-rate mortgage real estate lending and short-term consumer and commercial business lending to accomplish its objectives.

         The following table sets forth in summary form the repricing attributes of the Company s interest-earning assets and interest-bearing liabilities. The time periods in the table represent the time period before an asset or liability matures or can be repriced.

   Interest Rate Sensitivity Analysis at September 30, 1996
                                                                              Interest Rate Sensitivity Period
                                                                                        13 Months-
                                           3 Months      4-6 Months     7-12 Months       2 years      Over 2 Years    Total
    Interest-earning assets:                                                   (dollar amounts in thousands)
         Loans (1)                     $    265,616   $    213,373   $    277,095   $     58,385   $    477,755   $   1,292,224
         Mortgage-backed securities           4,723         11,723         19,395             14         47,136          82,991
    Interest-earning deposits and
               investments                   33,629          6,009         11,718         12,543         52,079         115,978
    Total interest-earning assets           303,968        231,105        308,208         70,942        576,970       1,491,193
    Interest-bearing liabilities:
         Deposits:
             Checking accounts (2)            8,743          8,742         17,484         19,053         40,486          94,508
             Savings accounts (2)             5,079          5,078         10,158         16,862         82,332         119,509
             Money market accounts          131,393                                                                     131,393
             Certificate accounts           223,978        127,246        153,219         79,825        102,540         686,808
         Total deposits                     369,193        141,066        180,861        115,740        225,358       1,032,218
         Borrowings                         256,805         59,495          1,500                        31,170         348,970
    Total interest-bearing liabilities      625,998        200,561        182,361        115,740        256,528       1,381,188
    Current period gap                    $(322,030)  $     30,544   $    125,847   $    (44,798)  $    320,442   $     110,005
    Cumulative gap                        $(322,030)  $   (291,486)  $   (165,639)  $   (210,437)  $    110,005
    Percent of total assets                  (20.83)%       (18.85)%       (10.71)%       (13.61)%         7.11%

   Assumptions:
   (1) Fixed-rate loans are shown in the time frame corresponding to contractual principal amortization schedules. Adjustable-rate loans are shown in the time frame corresponding to the next contractual interest rate adjustment date.
   (2) Interest-bearing checking accounts and savings accounts are assumed to reprice in periods estimated by the Company's principal regulator, the OTS. Decay rates for savings accounts approximate
         17% in the first year and 14% in the second year. Decay rates for checking accounts approximate 37% in the first year and 20% in the second year.

      Based on the Company s September 30, 1996 static gap position, in a one-year time period $843 million in interest-sensitive assets will reprice and approximately $1.0 billion in interest-sensitive liabilities will reprice. This current static gap position results in a negative mismatch of $166 million, or 10.7% of assets. The Company s static gap position one year ago was a negative 0.06% of assets. The respective ratios and dollars repricing as shown in the above table do not take into effect prepayments to mortgage, consumer and other loans and mortgage-backed securities, which may be significant in any year, based on the level and direction of market interest rates. The above table also does not consider the repricing considerations inherent in adjustable-rate loans, such as minimum and maximum annual and lifetime interest rate adjustments and also the index utilized.

      In 1996, the Company extended maturities of interest-sensitive assets through retention of loans, particularly those originated under newer hybrid lending programs with both fixed-rate and variable-rate features. These loans have become very popular with consumers and carry a fixed rate of interest for three, five, or seven years and then adjust annually to an established index.

      A negative gap would normally suggest that net interest income would increase if market rates decline. A rise in market rates would normally have a detrimental effect on net interest income based on a negative gap. The opposite would occur when an institution is positively-gapped. Based on its current static gap position in the above table, which reflects dollars repricing but not movements of indices to which assets and liabilities are tied, First Financial was more biased toward a decline in interest rates over the immediate future.
      Derivative transactions may be used by the Company to better manage its interest rate sensitivity. Although not used extensively by the Company in the past, such measures may be utilized on a more frequent basis in the future.

   Results of Operations

   Net Interest Income

      The largest component of operating earnings for the Company is net interest income. Net interest income totaled $45.1 million in 1996 compared with $39.7 million in 1995 and $40.9 million in 1994. The level of net interest income is determined by balances of earning assets and successfully managing the net interest margin. Changes in interest rates paid on assets and liabilities, the rate of growth of the asset and liability base, the ratio of interest-earning assets to interest-bearing liabilities and management of the balance sheet s interest rate sensitivity all factor into changes in net interest income.

      Net interest income increased $5.4 million, or 13.6% in 1996. As the table below illustrates, net yields were very comparable between fiscal
   1996 and 1995.   The strong growth in net interest income in 1996 therefore was primarily attributable to an increase of $156.4 million in average interest-earning assets. The Company s weighted average yield on assets and weighted average cost of liabilities are shown for the periods indicated. Such yields and costs are derived by dividing annualized interest income and expense by the weighted average balances of interest-earning assets or interest-bearing liabilities.

   Average Yields and Rates

                                                                         Year Ended September 30,
                                                 1996                             1995                              1994
                                                         Average                          Average                         Average
                                    Average               Yield/     Average               Yield/    Average               Yield/
                                    Balance     Interest   Cost      Balance    Interest    Cost     Balance     Interest    Cost
                                                                     (dollar amounts in thousands)
   Interest-earning assets:
      Loans (1)                    $1,187,353 $   96,142    8.10%  $1,025,034 $  80,434     7.85%  $  967,732 $    72,829    7.53%
      Mortgage-backed securities       97,493      6,969    7.15      103,373     7,324     7.09       93,186       6,530    7.01
      Investment securities            83,717      5,306    6.34       88,227     5,314     6.02       76,107       3,904    5.13
      Other interest-earning
         assets (2)                    44,253      2,701    6.10       39,786     2,431     6.11       57,310       2,389    4.17
   Total interest-earning assets    1,412,816    111,118    7.86    1,256,420    95,503     7.60    1,194,335      85,652    7.00
   Non-interest-earning assets         42,933                          48,389                          39,258
      Total assets                 $1,455,749                      $1,304,809                      $1,233,593
   Interest-bearing liabilities:
      Deposit accounts:
         Checking accounts         $  120,905      1,730    1.43   $  113,519     1,857     1.64   $  109,116       1,871    1.71
         Savings accounts             121,606      3,369    2.77      133,967     3,777     2.82      157,382       4,454    2.83
         Money market accounts        130,532      4,789    3.67      133,112     5,060     3.80      146,798       4,305    2.93
         Certificate accounts         690,955     39,771    5.76      682,318    36,947     5.41      633,821      29,080    4.59
      Total deposits                1,063,998     49,659    4.67    1,062,916    47,641     4.48    1,047,117      39,710    3.79
      FHLB advances                   215,396     12,276    5.70       78,982     4,674     5.92       57,002       2,980    5.23
      Other borrowings                 58,520      4,062    6.94       46,533     3,479     7.48       24,532       2,065    8.41
      Total interest-bearing
        liabilities                 1,337,914     65,997    4.93    1,188,431    55,794     4.69    1,128,651      44,755    3.96
      Non-interest-bearing
        liabilities                    23,051                          29,337                          22,938
      Total liabilities             1,360,965                       1,217,768                       1,151,589
   Stockholders' equity                94,784                          87,041                          82,004
      Total liabilities and
         stockholders' equity      $1,455,749                      $1,304,809                      $1,233,593
   Net interest income/gross
      margin                                  $   45,121    2.93%             $  39,709     2.91%               $  40,897    3.21%
   Net yield on average interest-
      earning assets                                        3.19%                           3.16%                            3.42%
   Percent of average interest-
      earning assets to average
      interest-bearing liabilities                        105.60%                         105.72%                          105.82%


   (1)  Average balances of loans include non-accrual loans.
   (2) This computation includes interest-earning deposits, which are classified as cash equivalents in the Company's Consolidated
        Statements of Financial Condition.

       The net yield on average interest-earning assets was 3.19% in 1996 compared with 3.16% in 1995. Comparing operations in 1995 and 1994, the decline of $1.2 million in net interest income was principally attributable to a decline in the average net yield to 3.16% compared with 3.42% in 1994. During that period, the average cost of interest-bearing liabilities increased at a more rapid rate than corresponding yields on interest-
   earning assets.   More stable net interest margins prevailed in 1996 due to
   the repricing of loans to lagged cost of funds indices and generally lower levels of market interest rates prevalent throughout the year.

      The following table presents the dollar amount of changes in interest income and interest expense attributable to changes in volume and the amount attributable to changes in rate. The combined effect of changes in both volume and rate, which cannot be separately identified, has been allocated proportionately to the change due to volume and due to rate.

   Rate/Volume Analysis

                                                           1996 versus 1995                    1995 versus 1994
                                                         Increase (Decrease)                 Increase (Decrease)
                                                                Due to                              Due to
                                                    Volume       Rate        Net        Volume       Rate        Net
                                                                      (dollar amounts in thousands)
    Interest income:
       Loans                                     $  13,078   $   2,630   $  15,708   $    4,427  $   3,178   $    7,605
       Mortgage-backed securities                     (417)         62        (355)         719         75          794
       Investment securities                          (281)        273          (8)         675        735        1,410
       Other interest-earning assets                   274          (4)        270         (865)       907           42
    Total interest income                           12,654       2,961      15,615        4,956      4,895        9,851
    Interest expense:
       Deposit accounts
          Checking accounts                            118        (245)       (127)          69        (83)         (14)
          Savings accounts                            (342)        (66)       (408)        (661)       (16)        (677)
          Money market accounts                        (98)       (173)       (271)        (430)     1,185          755
          Certificate accounts                         462       2,362       2,824        2,359      5,508        7,867
       Total deposits                                  140       1,878       2,018        1,337      6,594        7,931
       Borrowings                                    8,630        (445)      8,185        2,927        181        3,108
    Total interest expense                           8,770       1,433      10,203        4,264      6,775       11,039
    Net interest income                          $   3,884   $   1,528   $   5,412   $      692  $  (1,880)  $   (1,188)

   Provision for Loan Losses

    The provision for loan losses is a charge to earnings in a given period to maintain the allowance at an adequate level.  In fiscal 1996, the Company s


   provision expense was $1.8 million compared with $451 thousand in 1995 and $1.1 million in 1994. The provision was higher in 1996 due to increased loan charge-offs. Total loan loss reserves were $11.2 million and $10.6 million at September 30, 1996 and 1995, respectively, and represented 0.88% and 0.98% of net loans receivable.

    Net charge-offs in fiscal 1996 totaled $1.3 million, or 0.11% of average net loans, compared with $542 thousand in 1995, or 0.05% of average net loans. Net loan charge-offs of $1.1 million in 1994 resulted in charge-offs to average loans of 0.11%.

   Non-Interest Income

    A strategic initiative of the Company is to increase non-interest income. Traditionally, non-interest income for the Company has been principally related to checking and deposit account fees and mortgage servicing fees. Management recognizes that an increase in both traditional as well as non-traditional sources of non-interest revenues is a priority in the highly-competitive environment facing financial institutions today. Non-interest income in 1996 improved to $10.1 million, increasing $1.5 million, or 17.2% over non-interest income recorded in 1995.

         The largest component of non-interest income, checking and other deposit account fees, increased 18.3%, and totaled $4.7 million in 1996. In the year ended September 30, 1995, checking and other deposit fees totaled $4.0 million, increasing 11.9% over 1994. Growth was attributable to increased demand accounts and the repricing of deposit account service fees.

    During 1996, commissions on sales of alternative investment products improved to $323 thousand. Fiscal 1996 was the first full year of operations of Link Investment Services, Inc., a full-service brokerage subsidiary, established in the last quarter of fiscal 1995, offering alternative investment products such as annuities and stock and fixed income mutual funds. Operations are expected to expand further in 1997 as additional brokers are added in Peoples Federal s locations in Florence and Myrtle Beach. Operations of Link Investment Services recently expanded to the newly opened Private Banking office of First Federal in Hilton Head. Substantially all customer service representatives of First Federal are now licensed to sell fixed-rate annuity products through branch locations of First Federal.

    Commissions on insurance sales of First Southeast Insurance Services
   ( First Southeast ) and credit life insurance sales commissions of the Associations increased 12.9% in 1996 and 30% in 1995. Growth in 1995 was due principally to the purchase of an insurance agency in Lake City, South Carolina. During 1996, all insurance operations were consolidated under one common corporate name and new internal operating systems were installed, linking all of the insurance agents and locations.

    A significant portion of the total non-interest income of $8.7 million reported in 1994 was a $1.1 million gain on Regal Cinemas common stock. The Regal Cinemas stock was obtained in exchange for the common stock of Litchfield Theatres, which had been acquired by Peoples Federal in connection with a bankruptcy filing of Litchfield. Gains on sales of investment and mortgage-backed securities were lower in 1995 and 1996, totaling $102 thousand and $74 thousand, respectively.

   Non-Interest Expense

    In the more competitive financial services market of recent years, management has recognized the importance of controlling non-interest expense to maintain and improve profitability. Management also recognizes that there are operational costs which continue to increase as a result of the present operating climate for regulated financial institutions. The technical and operating environment for financial institutions continues to require a well-trained and motivated staff, superior operating systems and sophisticated marketing efforts.

   Comparison of Non-Interest Expense

                                                                           Year Ended September 30,
                                            1996               1995            1994               1993               1992
                                             % Average          % Average       % Average          % Average          % Average
                                       Amount  Assets   Amount    Assets  Amount  Assets    Amount   Assets  Amount     Assets
                                                                         (dollar amounts in thousands)
   Salaries and employee  benefits   $18,225    1.25%  $17,542    1.34%  $16,726    1.36%  $15,686    1.22%  $10,184    1.03%
   Occupancy costs                     3,194    0.22     3,040    0.23     2,745    0.22     2,616    0.20     1,940    0.20
   Marketing                           1,216    0.08     1,013    0.08     1,156    0.09     1,039    0.08     1,093    0.11
   Depreciation, amortization,
       rental and maintenance of
       equipment                       2,520    0.17     2,422    0.19     2,223    0.18     2,171    0.17     1,738    0.18
   FDIC insurance premiums             2,570    0.18     2,503    0.19     2,558    0.21     2,381    0.19     1,583    0.16
   Other                               7,524    0.52     6,904    0.53     6,943    0.56     6,852    0.53     5,378    0.54
   Sub-total                          35,249    2.42     3,424    2.56    32,351    2.62    30,745    2.39    21,916    2.22
   SAIF Special assessment             6,955    0.48
   Total non-inerest expense         $42,204    2.90%  $33,424    2.56%  $32,351    2.62%  $30,745    2.39%  $21,916    2.22%

       The special, one-time SAIF assessment, which was recorded as a non-recurring other expense in the fourth quarter of 1996, totaled $7.0 million and resulted in total non-interest expense of $42.2 million for the year. Excluding the effect of the special assessment, non-interest expense in 1996 totaled $35.2 million, an increase of $1.8 million, or 5.5% over 1995. For a complete discussion of the one-time SAIF assessment, refer to SAIF Special Assessment discussed above.

       The ratio of non-interest expense to average assets, excluding the special assessment, declined to 2.42% in 1996, improving from 2.56% in 1995 and 2.62% in 1994. Another important measure of operating efficiency, the Company s efficiency ratio, also declined to 63.7% in 1996 from 69.1% in 1995 and 66.1% in 1994. The decline experienced in both of these measures of expense control is evidence of management s concentrated efforts to exert more effective control over staffing and operating expenses. Management, while pleased with the progress in 1996, continues to target lower expense ratios as an important strategic goal of the Company.

       The largest component of non-interest expense, salaries and employee benefits, increased $683 thousand, or 3.9%, in 1996 due to increased staffing for the expansion of products and services, normal annual merit increases and higher contributions to 401(k) and profit-sharing employee benefit plans. Health benefit expenditures moderated in fiscal 1996 as the Company outsourced its health benefit programs, effective January 1, 1996, after several years of providing a self-funded health program. In fiscal 1995, salaries and employee benefits increased $816 thousand, or 4.9%, from 1994. Full-time equivalent employees numbered 540, 509 and 537 as of September 30, 1996, 1995 and 1994, respectively. Increases in staff are primarily attributable to First Southeast s purchase of an insurance agency and the growth of Link Investment Services.

        Occupancy expenses increased $154 thousand, or 5.1%, in 1996 and $295 thousand, or 10.7%, in 1995. Equipment expenses also increased $98 thousand and $199 thousand in 1996 and 1995, increasing 4.0% and 9.0%, respectively, over the previous years. Occupancy and equipment expenses have increased over the past two years due to consolidation of back-office functions of First Federal into leased space and the expansion and upgrading of several branch locations of the Associations. During 1996, the Automated Teller Machine ( ATM ) network of First Financial has expanded by over 67%, resulting in higher operating costs, but greatly improving customer convenience and providing for future revenue enhancements. A number of the ATM additions were made in supermarket locations. During 1996, progress continued on the selection of a new branch automation system. This major capital improvement project should be completed in fiscal 1997.

       FDIC insurance premium rates remained stable in 1996 with both Associations being assessed at the lowest rate for SAIF-insured institutions, $.23 per $100 in assessable deposits. As explained above under SAIF Special Assessment, annual insurance premium rates will decline to 6.4 basis points effective January 1, 1997, which includes a new separate assessment for FICO funding. During the quarter ending December 31, 1996, the Company s subsidiaries will also be subject to a slight reduction in costs to $.18 per $100 of assessable deposits from current rates of $.23 per $100 of assessable deposits.

       Over one-half of the $620 thousand increase in other expenses in 1996 resulted from a non-recurring charge of approximately $348 thousand in the first quarter of 1996, related to a checking account loss.

   Income Tax Expense

       Income taxes totaled $4.1 million or 36.9% of pre-tax income in 1996, compared to $5.2 million, or 35.9% of pre-tax income in 1995. In 1994, the effective tax rate was 25.6%. The lower effective tax rate in 1994 resulted from the reduction of the deferred tax asset valuation allowance at Peoples Federal due to Peoples Federal s positive operating results.
   The effective tax rate in future periods is expected to approximate 37%.

   Regulatory and Accounting Issues

       The Small Business Job Protection Act of 1996 (the Act ), signed into law on August 20, 1996, contains a provision that repeals the thrift bad debt reserve method under section 593, effective for taxable years beginning after December 31, 1995. As a result, all thrifts, including the Associations, will be required to change from the reserve method of section 593 to either the specific charge-off method of section 166 (available to all thrifts) or the experience method (available only to thrifts that qualify as small banks, i.e., under $500 million in assets measured on a controlled group basis) to compute the tax bad debt deduction.

       Under the Act, the change in accounting method that eliminates the reserve method triggers bad debt reserve recapture for post-1987 reserves over a six-year period. At September 30, 1996, the Associations post-1987 reserves amounted to approximately $1.5 million. Pre-1988 reserves would be subject to recapture if the institution makes distributions in excess of accumulated earnings and profits or makes a distribution in a partial or complete liquidation. A special provision suspends recapture of post-1987 reserves for up to two years if, during those years, the institution
   satisfies a  residential loan requirement.   However, notwithstanding this
   special provision, recapture would be required to begin no later that the first taxable year beginning after December 31, 1997.

       The Act differs substantially from prior law, which triggered recapture upon a thrift institution s conversion to a bank or upon failure to satisfy the tax law definition of a thrift. In addition, under prior law, a converted thrift only recaptured the portion of the reserve attributable to use of the percentage of taxable income method. There was no recapture of bank reserves if the converted thrift used the experience method and continued to qualify as a small bank as defined above.

       Congress enacted and President Clinton signed the Omnibus Consolidated Appropriations Act on September 30, 1996. Among the law s many provisions is a resolution of the BIF-SAIF deposit insurance premium disparity, many regulatory burden relief provisions and other bank-related legislation.
   The BIF-SAIF provisions, which are discussed above under SAIF Special Assessment, are contained in the Deposit Insurance Funds Act of 1996. The BIF and SAIF will be merged on January 1, 1999 into a new Deposit Insurance Fund ( DIF ), provided no insured depository institution is a savings
   association on that date.   The Treasury Department is directed to present
   recommendations to Congress for establishment of a common depository institution charter by March 31, 1997.

       In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which defines a fair value based method of accounting for employee stock options or similar equity instruments granted after December 31, 1994. SFAS 123 is effective for the Company beginning in the fiscal year ending September 30, 1997. However, SFAS 123 also allows an entity to continue to account for these plans according to Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), provided pro forma disclosures of net income and earnings per share are made as if the fair value based method of accounting defined by SFAS 123 had been applied. The Company anticipates electing to continue to measure compensation cost related to employee stock purchase options using APB 25, and will provide pro forma disclosures as required in the 1997 financial statements.

       The FASB issued Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS 125") in June of 1996. SFAS 125 establishes, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS 125 also establishes new accounting requirements for pledged collateral. As issued, SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996.

       After issuance of SFAS 125, the FASB became aware that the volume and variety of certain transactions and the related changes to information systems and accounting processes necessary to comply with the requirements of SFAS 125 would make it extremely difficult for some affected enterprises to apply the transfer and collateral provisions of SFAS 125 as soon as January 1, 1997. The FASB has now issued an exposure draft to delay certain provisions of SFAS 125 for one year. The Company s adoption of SFAS 125 will have a minimal effect on the accounting practices of the Company.


   Impact of Inflation and Changing Prices

       The Consolidated Financial Statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time because of inflation.

       Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary. As a result, interest rates have a more significant impact on a financial institution s performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services since such prices are affected by inflation. The Company is committed to continue its efforts to manage the gap between its interest-sensitive assets and interest-sensitive liabilities.


   Information in the above Management's Discussion and Analysis of Financial Condition and Results of Operations, other than historical information, contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the impact of future regulatory actions of the FDIC regarding federal deposit insurance rates, timing of certain new business initiatives of the Company and the Company's interest rate risk position. It is important to note that the Company's actual results may differ materially and adversely from those discussed in the forward-looking statements. The reader is cautioned to obtain a copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, for a more complete discussion of operations in 1996.


                               MANAGEMENT'S REPORT

         Primary responsibility for the integrity and objectivity of the Company's consolidated financial statements rests with management. The accompanying consolidated financial statements are prepared in conformity with generally accepted accounting principles and accordingly include amounts that are based on management's best estimates and judgements. Non-financial information included in the Summary Annual Report to Stockholders has also been prepared by management and is consistent with the consolidated financial statements.
         To assure that financial information is reliable and assets are safeguarded, management maintains an effective system of internal controls and procedures, important elements of which include: careful selection, training, and development of operating personnel and management; an organization that provides appropriate division of responsibility; and communications aimed at assuring that Company policies and procedures are understood throughout the organization. In establishing internal controls, management weighs the costs of such systems against the benefits it believes such systems will provide. An important element of the system is an ongoing internal audit program.
         To assure the effective administration of the system of internal controls, the Company develops and widely disseminates written policies and procedures, provides adequate communications channels and fosters an environment conducive to the effective functioning of internal controls. All employees of the Company are informed of the need to conduct our business affairs in accordance with the highest ethical standards. The Company has set forth a written corporate code of conduct and communicated it to all employees.
         KPMG Peat Marwick LLP, independent auditors, have audited the Company's consolidated financial statements as described in their report.


                                 /s/ A. Thomas Hood

                                 President and Chief Executive Officer


                             AUDIT COMMITTEE'S REPORT

         The Audit Committee of the Board of Directors of the Company is comprised of four outside directors. The members of the Committee are: Dr.
   D. Kent Sharples, Chairman, Mr. Joseph A. Baroody, Mr. Gary C. Banks, Jr., and Mrs. Paula Harper Bethea. The Committee held four meetings during fiscal 1996.
         The Audit Committee meets with the independent auditors, management, and internal auditors to assure that all are carrying out their respective responsibilities. The Audit Committee reviews the performance of the independent auditors prior to recommending their appointment and meets with them, without management present, to discuss the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. Both the independent auditors and the internal auditors have full access to the Audit Committee.


                                                /s/ D. Kent Sharples

                                                Chairman, Audit Committee


                          REPORT OF INDEPENDENT AUDITORS





   The Board of Directors
   First Financial Holdings, Inc. and Subsidiaries


         We have audited the accompanying consolidated statements of financial condition of First Financial Holdings, Inc. and Subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Financial Holdings, Inc. and Subsidiaries at September 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1996, in conformity with generally accepted accounting principles.


                                                KPMG PEAT MARWICK LLP




   Greenville, South Carolina
   October 25, 1996

                                FIRST FINANCIAL HOLDINGS, INC.

                        CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                        September 30,
                                                                     1996           1995
                                                                (dollar amounts in thousands)
   Assets
   Cash and cash equivalents                                      $    34,124    $    24,486
   Investment securities held to maturity (fair value of
         $27,417 and $68,687)                                          27,487         68,154
   Investment securities available for sale, at fair value             66,434         39,831
   Investment in capital stock of Federal Home Loan Bank, at
         cost                                                          15,620         11,982
   Loans receivable, net of allowance of $11,202 and $10,637        1,278,757      1,083,367
   Loans held for sale                                                  1,353
   Mortgage-backed securities held to maturity (fair value of
         $18,844)                                                                     18,361
   Mortgage-backed securities available for sale, at fair
         value                                                         82,991         82,765
   Accrued interest receivable--loans                                   7,711          6,868
   Accrued interest receivable--mortgage-backed securities                639            741
   Accrued interest receivable--investment securities                   1,449          1,666
   Office properties and equipment, net                                16,125         15,058
   Real estate and other assets acquired in settlement of
         loans                                                          2,326          3,143
   Other assets                                                        11,133          8,926
   Total assets                                                   $ 1,546,149    $ 1,365,348
   Liabilities and Stockholders' Equity
   Liabilities:
         Deposit accounts                                         $ 1,061,617    $ 1,074,313
         Advances from Federal Home Loan Bank                         312,402        107,853
         Securities sold under agreements to repurchase                16,805         44,504
         Long-term debt                                                19,763         19,763
         Advances by borrowers for taxes and insurance                  7,341          6,872
         Outstanding checks                                            12,911          8,187
         Due FDIC for SAIF Special Assessment                           6,955
         Other                                                         13,560         12,447
   Total liabilities                                                1,451,354      1,273,939

   Commitments and contingencies (Note 16)

   Stockholders' equity:
         Serial preferred stock, authorized 3,000,000 shares--
         none issued
         Common stock, $.01 par value, authorized 12,000,000
               shares, issued 6,974,645 and 6,884,438 shares
               at September 30, 1996 and 1995, respectively                70             69
         Additional paid-in capital                                    24,543         23,776
         Retained income, substantially restricted                     75,780         72,814
         Unrealized net gain (loss) on securities available
               for sale, net of income tax                                341            (74)
         Treasury stock at cost, 617,096 shares and 578,534
               shares at September 30,  1996 and 1995,
               respectively                                            (5,939)        (5,176)
   Total stockholders' equity                                          94,795         91,409
   Total liabilities and stockholders' equity                     $ 1,546,149    $ 1,365,348

         See accompanying notes to consolidated financial statements.

                                   FIRST FINANCIAL HOLDINGS, INC.

                               CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              Year Ended September 30,
                                                         1996             1995           1994
                                                      (dollar amounts in thousands, except per
                                                                   share amounts)
    Interest Income
          Interest on loans                            $ 96,142       $ 80,434       $ 72,829
          Interest on mortgage-backed securities          6,969          7,324          6,530
          Interest and dividends on investment
          securities                                      5,306          5,314          3,904
          Other                                           2,701          2,431          2,389
    Total interest income                               111,118         95,503         85,652
    Interest Expense
          Interest on deposits
                NOW accounts                              1,730          1,857          1,871
                Passbook, statement and other
                accounts                                  3,369          3,777          4,454
                Money market accounts                     4,789          5,060          4,305
                Certificate accounts                     39,771         36,947         29,080
          Total interest on deposits                     49,659         47,641         39,710
          Interest on FHLB advances                      12,276          4,674          2,980
          Interest on securities sold under
          agreements to repurchase                        2,209          1,626            212
          Interest on long-term debt                      1,853          1,853          1,853
    Total interest expense                               65,997         55,794         44,755
    Net interest income                                  45,121         39,709         40,897
    Provision for loan losses                             1,823            451          1,097
    Net interest income after provision for loan
    losses                                               43,298         39,258         39,800
    Other Income
          Net gain (loss) on sale of loans                   57              9            (62)
          Gain on sale of investment and mortgage-
          backed securities                                  74            102          1,059
          Loan servicing fees                             1,169          1,217          1,394
          Service charges and fees on deposit
          accounts                                        4,671          3,950          3,529
          Commissions on insurance                        1,738          1,539          1,184
          Brokerage fees                                    323             31
          Bank card fees                                    981            779            698
          Real estate operations, net                      (294)          (196)          (348)
          Other                                           1,333          1,144          1,227
    Total other income                                   10,052          8,575          8,681
    Non-Interest Expense
          Salaries and employee benefits                 18,225         17,542         16,726
          Occupancy costs                                 3,194          3,040          2,745
          Marketing                                       1,216          1,013          1,156
          Depreciation, amortization, rental and
          maintenance of equipment                        2,520          2,422          2,223
          FDIC insurance premiums                         2,570          2,503          2,558
          FDIC SAIF Special Assessment                    6,955
          Other                                           7,524          6,904          6,943
    Total non-interest expense                           42,204         33,424         32,351
    Income before income taxes                           11,146         14,409         16,130
    Income tax expense                                    4,118          5,171          4,125
    Net income                                         $  7,028       $  9,238       $ 12,005
    Net income per common share                        $   1.11       $   1.47       $   1.88
    Cash dividends per common share                    $   0.64       $   0.56       $   0.48
    Weighted average shares outstanding                   6,345          6,286          6,372

   See accompanying notes to consolidated financial statements.


                                                  FIRST FINANCIAL HOLDINGS, INC.

                                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                           Unrealized Net
                                                       Additional          Gain (Loss) on
                                             Common     Paid-in  Retained  Available for    Treasury Stock
                                              Stock     Capital   Income    Sale, Net     Shares   Amount     Total
                                                                       (dollar amounts in thousands)
    Balance, September 30, 1993                $68     $ 22,994  $ 58,159    $ 1,275       369    $ (1,950)  $ 80,546
       Common stock issued pursuant to
          stock option and employee
          benefit plans                                     243                                                   243
       Cash dividends ($.48 per share)                             (3,066)                                      3,066)
       Treasury stock purchased                                                            189      (2,909)    (2,909)
       Change in unrealized net gain
          (loss) on securities available
          for sale, net of income tax                                         (4,147)                          (4,147)
       Net income                                                  12,005                                      12,005
    Balance, September 30, 1994                 68       23,237    67,098     (2,872)      558      (4,859)    82,672
       Common stock issued pursuant to
          stock option and employee
          benefit plans                          1          539                                                   540
       Cash dividends ($.56 per share)                             (3,522)                                     (3,522)
       Treasury stock purchased                                                             20        (317)      (317)
       Change in unrealized net gain
          (loss) on securities available
          for sale, net of income tax                                          2,798                            2,798
       Net income                                                   9,238                                       9,238
    Balance, September 30, 1995                 69       23,776    72,814        (74)      578      (5,176)    91,409
       Common stock issued pursuant to
          stock option and employee
          benefit plans                          1          767                                                   768
       Cash dividends ($.64 per share)                             (4,062)                                     (4,062)
       Treasury stock purchased                                                             39        (763)      (763)
       Change in unrealized net gain
          (loss) on securities available
          for sale, net of income tax                                            415                              415
       Net income                                                   7,028                                       7,028
    Balance, September 30, 1996                $70     $ 24,543  $ 75,780    $   341       617    $ (5,939)  $ 94,795


   See accompanying notes to consolidated financial statements.

                                               FIRST FINANCIAL HOLDINGS, INC.

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         Year Ended September 30,
                                                                                      1996          1995        1994
                                                                                      (dollar amounts in thousands)
    Operating Activities
    Net income                                                                    $     7,028   $     9,238  $  12,005
    Adjustments to reconcile net income to net cash provided by operating activities
       Depreciation                                                                     1,845         1,807      1,621
       (Gain) loss on sale of loans, net                                                  (57)           (9)        62
       (Gain) loss on sale of investments, net                                            (74)         (102)
       Gain on trading securities                                                                               (1,059)
       (Gain) loss on sale of property and equipment, net                                 (57)           29         19
       Gain on sale of real estate owned, net                                            (177)         (154)      (374)
       Amortization of unearned discounts/premiums on investments, net                    360           220       (132)
       Decrease in deferred loan fees and discounts                                      (408)         (817)      (666)
       Increase in receivables and prepaid expenses                                    (2,881)       (1,990)    (1,671)
       Provision for loan losses                                                        1,823           451      1,097
       Write downs of real estate acquired in settlement of loans                         158           155        362
       Increase (decrease) in deferred taxes                                           (2,348)        1,903     (1,352)
       FHLB stock dividends                                                                                       (296)
       Proceeds from sales of loans held for sale                                       6,915         1,501     79,202
       Origination of loans held for sale                                              (8,268)       (1,501)   (63,794)
       Increase in accounts payable and accrued expenses                               14,927         3,833        781
       Amortization of discount on long-term debt                                         126           126        126
    Net cash provided by operating activities                                          18,912        14,690     25,931
    Investing Activities
    Proceeds from maturity of investments held to maturity                             20,850        19,593     29,988
    Proceeds from maturity of investments available for sale                           12,328                    2,502
    (Purchases) redemption of mutual funds available for sale                            (175)       (1,625)     1,000
    Principal collected on investments held to maturity                                               1,792        328
    Proceeds from sales of investments held to maturity                                               3,999
    Proceeds from sales of investments available for sale                              10,905         7,303      2,999
    Proceeds from sales of trading securities                                                                    1,178
    Purchases of investments held to maturity                                          (9,896)      (23,224)   (36,640)
    Purchases of investments available for sale                                       (19,966)       (9,227)   (14,858)
    Purchase of FHLB stock                                                             (3,638)
    Increase in loans, net                                                           (158,752)     (114,357)   (13,200)
    Net increase in credit card receivables                                            (1,307)       (1,031)      (762)
    Proceeds from sales of mortgage-backed securities available for sale               20,721         1,162
    Repayments on mortgage-backed securities                                           20,111        12,311     40,567
    Purchases of mortgage-backed securities                                           (22,313)       (5,744)   (45,254)
    Purchase of loans and loan participations                                         (38,738)       (6,655)        (8)
    Proceeds from the sales of real estate owned                                        2,885         2,656      4,435
    Net purchase of office properties and equipment                                    (2,855)       (2,665)    (1,829)
    Net cash provided by (used in) investing activities                              (169,840)     (115,712)   (29,554)
    Financing Activities
    Net increase (decrease) in NOW, passbook and money market fund accounts       $       847      $(29,512)  $(13,281)
    Net increase (decrease) in certificates of deposit                                (13,543)       40,890     25,300
    Net proceeds (repayment) of FHLB advances                                         204,549        61,447    (36,500)
    Net purchase (repurchase) of securities sold under agreements to repurchase       (27,699)       31,406      9,146
    Increase in escrow accounts                                                           469         1,008        117
    Proceeds from sale of common stock                                                    768           540        243
    Dividends paid                                                                     (4,062)       (3,522)    (3,066)
    Treasury stock purchased                                                             (763)         (317)    (2,909)
    Net cash provided by (used in) financing activities                               160,566       101,940    (20,950)
    Net increase (decrease) in cash and cash equivalents                                9,638           918    (24,573)
    Cash and cash equivalents at beginning of period                                   24,486        23,568     48,141
    Cash and cash equivalents at end of period                                    $    34,124   $    24,486  $  23,568
    Supplemental disclosures:
       Cash paid during the period for:
          Interest                                                                $    63,475   $    54,221  $  44,858
          Income taxes                                                                  5,140         4,631      6,253
       Loans foreclosed                                                                 1,814         3,517      2,348
       Unrealized net gain (loss) on securities available for sale, net of
          income tax                                                                      415         2,798     (4,147)
       Transfers of securities held to maturity to available for sale                  50,185

   See accompanying notes to consolidated financial statements.


                          FIRST FINANCIAL HOLDINGS, INC.
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        September 30, 1996, 1995 and 1994

   (All Dollar Amounts, Except Per Share And Where Otherwise Indicated, In Thousands.)


   1.    Summary of Significant Accounting Policies
         First Financial Holdings, Inc. ("First Financial" or the "Company") is incorporated under the laws of the State of Delaware and became a multiple savings and loan holding company upon the acquisition of Peoples Federal Savings and Loan Association ("Peoples Federal") on October 9, 1992. Prior to that date, First Financial was a unitary savings and loan holding company with First Federal Savings and Loan Association of Charleston ("First Federal") as its only subsidiary.

   Consolidation
         The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, First Federal and Peoples Federal (together, the "Associations"). The Company's consolidated financial statements also include the assets and liabilities of service corporations wholly-owned by the Associations, three of which are currently active. Charleston Financial Services, Inc. is primarily engaged in data processing consulting, the sale of computer output microfiche services and related equipment and the operation of Link Investment Services, Inc. First Southeast Insurance Services, Inc. is a property and casualty insurance agency with offices in Florence, Conway, Lake City and Charleston. Carolopolis, Inc. is primarily engaged in real estate management activities on a limited basis. All significant intercompany accounts and transactions have been eliminated in consolidation.

   Adoption of SFAS 114 and SFAS 118
         The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ( SFAS ) No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"), which requires that all creditors value all specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the loan s fair value. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or the value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate.
         SFAS 114 was amended by SFAS 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," to allow a creditor to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income related to impaired loans.
         On October 1, 1995, the provisions of SFAS 114 and 118 were adopted. The adoption of the Standards required no increase to the allowance for loan losses and had no impact on net income for the year ended September 30, 1996.
         A loan is also considered impaired if its terms are modified in a troubled debt restructuring after October 1, 1995. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting.

   Investments in Debt and Equity Securities
         The Company's investments in debt securities principally consist of U.S. Treasury securities and mortgage-backed securities purchased by the Company or created when the Company exchanges pools of loans for mortgage-backed securities. The Company adopted SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, as of September 30, 1993. In accordance with SFAS 115, the Company classifies its investments in debt securities as held to maturity securities, trading securities and available for sale securities as applicable.
         Debt securities are designated as held to maturity if the Company has the positive intent and the ability to hold the securities to maturity. Held to maturity securities are carried at amortized cost, adjusted for the amortization of any related premiums or the accretion of any related discounts into interest income using a methodology which approximates a level yield of interest over the estimated remaining period until maturity. Unrealized losses on held to maturity securities, reflecting a decline in value judged by the Company to be other than temporary, are charged to income in the Consolidated Statements of Operations.
         Debt and equity securities that are purchased and held principally for the purpose of selling in the near term are reported as trading securities. Trading securities are carried at fair value with unrealized holding gains and losses included in earnings.
         The Company classifies debt and equity securities as available for sale when at the time of purchase it determines that such securities may be sold at a future date or if the Company does not have the intent or ability to hold such securities to maturity.
         Securities designated as available for sale are recorded at fair value. Changes in the fair value of debt and equity securities available for sale are included in stockholders' equity as unrealized gains or losses, net of the related tax effect. Unrealized losses on available for sale securities, reflecting a decline in value judged to be other than temporary, are charged to income in the Consolidated Statements of Operations. Realized gains or losses on available for sale securities are computed on the specific identification basis.
         In November 1995, the FASB issued a Special Report as an aid in understanding and implementing SFAS 115. The Special Report included guidance that caused the Company to reassess the appropriateness of the classifications of all securities held and account for any resulting reclassifications at fair value in accordance with SFAS 115. During the first quarter of fiscal 1996, the Company reclassified $32,161 of investment securities and $18,024 of mortgage-backed securities from held to maturity to available for sale.

   Fair Value of Financial Instruments
         The FASB issued SFAS 107, "Disclosures about Fair Value of Financial Instruments," in December 1991. SFAS 107 requires disclosures about the fair value of all financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized through immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts represented do not represent the underlying value of the Company.

   Securities Sold Under Agreements to Repurchase
         The Company enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed coupon reverse repurchase agreements are treated as financings. The obligations to repurchase securities sold are reflected as a liability and the securities underlying the agreements continue to be reflected as assets in the Consolidated Statements of Financial Condition.

   Loans Receivable and Loans Held for Sale
         The Company's real estate loan portfolio consists primarily of long-term loans secured by first mortgages on single-family residences, other residential property, commercial property and land. The adjustable-rate mortgage loan is the Company's primary loan product for portfolio lending purposes. The Company's consumer loans include lines of credit, auto loans, marine loans, mobile home loans and loans on various other types of consumer products. The Company also makes shorter term commercial business loans on a secured and unsecured basis.
         Fees are charged for originating loans at the time the loan is granted. Loan origination fees received, if any, are deferred and offset by the deferral of certain direct expenses associated with loans originated. The net deferred fees or costs are recognized as yield adjustments by applying the interest method.
         Interest on loans is accrued and credited to income based on the principal amount and contract rate on the loan. The accrual of interest is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet future payments as they become due, generally when a loan is ninety days past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. While a loan is on non-accrual status, interest is recognized only as cash is received. Loans are returned to accrual status only when the loan is reinstated and ultimate collectibility of future interest is no longer in doubt.
         Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are provided for in a valuation allowance by charges to operations.

   Allowance for Loan Losses
         The Company provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to the allowance. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating losses. Such factors considered by management include the fair value of the underlying collateral, growth and composition of the loan portfolios, the relationship of the allowance for loan losses to outstanding loans, loss experience, delinquency trends and economic conditions. Management evaluates the carrying value of loans periodically and the allowances are adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowances may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. The allowance for loan losses is subject to


   periodic evaluation by various regulatory authorities and may be subject to adjustment upon their examination.
         The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. The Company s impaired loans include loans identified as impaired through review of the non-homogeneous portfolio and troubled debt restructurings. Specific valuation allowances are established on impaired loans for the difference between the loan amount and the fair value less estimated selling costs. Impaired loans may be left on accrual status during the period the Company is pursuing repayment of the loan. Such loans are placed on non-accrual status at the point either: (1) they become 90 days delinquent; or (2) the Company determines the borrower is incapable of, or has ceased efforts toward, continuing performance under the terms of the loan. Impairment losses are recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. Adjustments to impairment losses due to changes in the fair value of the collateral properties for impaired loans are included in provision for loan losses. When an impaired loan is either sold, transferred to real estate owned or written down, any related valuation allowance is charged off.
         Increases to the allowance for loan losses are charged by recording a provision for loan losses. Charge-offs to the allowance are made when all, or a portion, of the loan is confirmed as a loss based upon management s review of the loan or through possession of the underlying security or through a troubled debt restructuring transaction. Recoveries are credited to the allowance.

   Office Properties and Equipment
         Office properties and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided generally on the straight-line method over the estimated life of the related asset for financial reporting purposes. Estimated lives range up to thirty years for buildings and improvements and up to ten years for furniture, fixtures and equipment. Maintenance and repairs are charged to expense as incurred. Improvements, which extend the useful lives of the respective assets, are capitalized. Accelerated depreciation is utilized on certain assets for income tax purposes.

   Real Estate
         Real estate acquired through foreclosure is initially recorded at the lower of cost or estimated fair value. Subsequent to the date of acquisition, it is carried at the lower of cost or fair value, adjusted for net selling costs. Fair values of real estate owned are reviewed regularly and writedowns are recorded when it is determined that the carrying value of real estate exceeds the fair value less estimated costs to sell. Costs relating to the development and improvement of such property are capitalized, whereas those costs relating to holding the property are charged to expense.

   Long-term Debt
         The costs of issuing the senior notes were capitalized and are being amortized on the straight-line method over the term of the notes, which is ten years.

   Risk Management Instruments
         Risk management instruments are utilized to modify the interest rate characteristics of related assets or liabilities or hedge against changes in interest rates or other exposures as part of the Company s asset and liability management process. Instruments must be designated as hedges and must be effective throughout the hedge period.
         Gains and losses associated with futures and forward contracts used as effective hedges of existing risk positions or anticipated transactions are deferred as an adjustment to the carrying value of the related asset and liability and recognized in income over the remaining term of the related asset or liability.
         The Company also utilizes forward delivery contracts and options for the sale of mortgage-backed securities to reduce the interest rate risk inherent in mortgage loans held for sale and the commitments made to borrowers for mortgage loans which have not been funded. These financial instruments are considered in the Company s valuation of its mortgage loans held for sale which are carried at the lower of cost or market.

   Risks and Uncertainties
         In the normal course of its business the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company s loan portfolio that results from borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Company, and the valuation of loans held for sale, mortgage-backed securities available for sale, purchased mortgage servicing rights, and capitalized servicing fees receivable.

         The Company is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions resulting from the regulators' judgments based on information available to them at the time of their examination.

         In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the Consolidated Statements of Financial Condition and the Consolidated Statements of Operations for the periods covered. Actual results could differ significantly from those estimates and assumptions.

   Income Taxes
         Because some income and expense items are recognized in different periods for financial reporting purposes and for purposes of computing currently payable income taxes, a provision or credit for deferred income taxes is made for such temporary differences at currently enacted income tax rates applicable to the period in which realization or settlement is expected. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

   Reclassifications
         Certain amounts previously presented in the consolidated financial statements for prior periods have been reclassified to conform to current classifications. All such reclassifications had no effect on the prior periods' net income or retained income as previously reported.

   2.    Cash and Cash Equivalents

         Cash and cash equivalents consist of the following:
                                                             September 30,
                                                           1996          1995
    Cash working funds                                  $  11,339     $   6,052
    Non-interest-earning demand deposits                    3,332         2,853
    Deposits in transit                                    13,016        11,695
    Interest-earning deposits                               6,437         3,886
          Total                                         $  34,124     $  24,486

         The Company considers all highly liquid investments with a maturity of 90 days or less at the time of purchase to be cash equivalents.

   3.    Investment and Mortgage-backed Securities Held to Maturity

         The amortized cost, gross unrealized gains, gross unrealized losses and fair value of investment and mortgage-backed securities held to maturity are as follows:

                                                 September 30, 1996
                                                 Gross        Gross
                                    Amortized  Unrealized   Unrealized  Fair
                                       Cost      Gains        Losses    value
      U.S. Treasury securities and
         obligations of U.S.
         government agencies and
         corporations                $ 27,487      $  40       $ 110   $ 27,417
         Total                       $ 27,487      $  40       $ 110   $ 27,417

                                                 September 30, 1995
                                                 Gross        Gross
                                   Amortized  Unrealized     Unrealized  Fair
                                      Cost       Gains        Losses     Value
     U.S. Treasury securities and
     obligations of U.S.
     government agencies and
     corporations                    $ 46,853     $  338       $ 163   $ 47,028
     Corporate securities              21,301        404          46     21,659
                                       68,154        742         209     68,687
     Mortgage-backed securities:
         FHLMC                         14,716        592           2     15,306
         FNMA                           2,987                    137      2,850
         GNMA                             642         30                    672
         Other                             16                                16
                                       18,361        622         139     18,844
         Total                       $ 86,515     $1,364       $ 348   $ 87,531

         The amortized cost and fair value of investment and mortgage-backed securities held to maturity at September 30, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         September 30, 1996
                                                        Amortized      Fair
                                                           Cost        Value
    Due in one year or less                            $  14,513    $  14,545
    Due after one year through five years                 12,974       12,872
        Total                                          $  27,487    $  27,417

         Proceeds from the sale of investment and mortgage-backed securities held to maturity during fiscal 1995 was $3,999. A gross realized gain of $37 and a gross realized loss of $6 resulted in 1995. There were no sales of investment securities held to maturity during fiscal 1996 and 1994. The sales in fiscal 1995 were of securities scheduled to mature in three months or less at the time of the sale.

   4.    Investment and Mortgage-backed Securities Available for Sale

         The amortized cost, gross unrealized gains, gross unrealized losses and fair value of investment and mortgage-backed securities available for sale are as follows:

                                                    September 30, 1996
                                                     Gross      Gross
                                     Amortized   Unrealized  Unrealized   Fair
                                        Cost        Gains      Losses    Value
    [S]                             [C]          [C]          [C]      [C]
    U.S. Treasury securities and
       obligations of U.S.
       government agencies and
       corporations                 $ 29,755     $   116      $  203   $ 29,668
    Corporate securities              12,417         296          24     12,689
    Mutual funds                      24,561                     484     24,077
                                      66,733         412         711     66,434
    Mortgage-backed securities:
       FHLMC                          35,276         904          96     36,084
       FNMA                           18,520         187         319     18,393
       GNMA                           28,356         203          45     28,514
                                      82,152       1,294         455     82,991
       Total                        $ 48,885     $ 1,706     $ 1,166   $149,425

                                               September 30, 1995
                                                   Gross       Gross
                                    Amortized   Unrealized   Unrealized  Fair
                                       Cost        Gains       Losses    Value
    U.S. Treasury securities and
       obligations of U.S.
       government agencies and
       corporations                 $ 15,792     $  178      $    96   $ 15,874
    Mutual funds                      24,656                     699     23,957
                                      40,448        178          795     39,831
    Mortgage-backed securities:
       FHLMC                          20,570        389          140     20,819
       FNMA                           18,182        112          206     18,088
       GNMA                           43,508        465          115     43,858
                                      82,260        966          461     82,765
       Total                       $ 122,708     $1,144      $ 1,256   $122,596


      The amortized cost and fair value of investment and mortgage-backed securities available for sale at September 30, 1996 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         September 30, 1996
                                                     Amortized
                                                        Cost        Fair Value
    Due in one year or less                         $    30,829    $    30,359
    Due after one year through five years                34,857         35,078
    Due after five years through ten years               13,110         13,118
    Due after ten years                                  70,089         70,870
        Total                                       $   148,885    $   149,425

         Proceeds from the sale of the Company's investment and mortgage-backed securities available for sale totaled $31,626 in fiscal 1996 resulting in a gross realized gain of $302 and a gross realized loss of $10. Proceeds from the sale of the Company's investment and mortgage-backed securities available for sale totaled $8,465 in fiscal 1995 resulting in a gross realized gain of $74 and a gross realized loss of $3. Proceeds from the sale of the Company's investment securities available for sale during fiscal 1994 were $2,999 resulting in a gross realized gain of $2 and a gross realized loss of $2.

   5.    Federal Home Loan Bank Capital Stock

         The Associations, as member institutions of the Federal Home Loan Bank ("FHLB") of Atlanta, are required to own capital stock in the FHLB of Atlanta based generally upon the Associations' balances of residential mortgage loans and FHLB advances. FHLB capital stock is pledged to secure FHLB advances. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value.

   6.    Net Income Per Common Share

         Net income per common share is based on the weighted average number of shares outstanding. Such weighted average outstanding shares were 6,344,575, 6,285,803 and 6,372,441 for the years ended September 30, 1996,
   1995 and 1994, respectively. Outstanding stock options are common stock equivalents but have no material dilutive effect on net income per common share.

   7.    Loans Receivable

         Loans receivable, including loans held for sale, consisted of the following:

                                                         September 30,
                                                     1996             1995
    Mortgage loans                              $    1,129,046  $      928,084
    Residential construction loans                      42,911          39,116
    Mobile home loans                                   21,925          25,027
    Savings account loans                                5,430           5,262
    Home equity lines of credit                         45,353          43,852
    Commercial business loans                           26,634          27,825
    Credit cards                                        10,453           9,146
    Other consumer loans                                37,124          31,294
                                                     1,318,876       1,109,606
    Less:
       Allowance for loan losses                        11,202          10,637
       Loans in process                                 26,652          14,282
       Deferred loan fees and discounts on loans           912           1,320
                                                        38,766          26,239
                Total                           $    1,280,110  $    1,083,367


         First mortgage loans are net of whole loans and participation loans sold and serviced for others in the amount of $216,128 and $230,238 at September 30, 1996 and 1995, respectively.

         Non-accrual and renegotiated loans are summarized as follows:

                                                         September 30,
                                                      1996           1995
    Non-accrual loans                            $     8,129    $     7,709
    Renegotiated loans                                 8,049         11,103
                  Total                          $    16,178    $    18,812


       Interest income related to non-accrual and renegotiated loans that would have been recorded if such loans had been current in accordance with their original terms amounted to $1,198, $1,409 and $1,295 for the years ended September 30, 1996, 1995 and 1994, respectively. Recorded interest income on these loans was $612, $944 and $826 for 1996, 1995 and 1994, respectively.

      An analysis of changes in the allowance for loan losses is as follows:

                                              Year Ended September 30,
                                         1996           1995           1994
    Balance, beginning of period    $     10,637   $     10,728   $     10,742
    Charge-offs                           (1,744)        (1,041)        (1,992)
    Recoveries                               486            499            881
    Net charge-offs                       (1,258)          (542)        (1,111)
    Provision for loan losses              1,823            451          1,097
      Balance, end of period        $     11,202   $     10,637    $    10,728


         At September 30, 1996, impaired loans totaled $6,277, comprised of $3,049 with specific loan loss allowances of $1,049 and $3,228 without specific loss allowances. The average net recorded investment in impaired loans for the year ended September 30, 1996 was $5,385. Interest income of $26 was recognized on impaired loans during the period of impairment.
         The Company principally originates residential and commercial real estate loans throughout its primary market area located in the coastal region of South Carolina and Florence County. Although the coastal region has a diverse economy, much of the area is heavily dependent on the tourism industry and industrial and manufacturing companies. A substantial portion of its debtors' ability to honor their contracts is dependent upon the stability of the real estate market and these economic sectors.
         Residential one-to-four family real estate loans amounted to $903,269 and $698,442 at September 30, 1996 and 1995, respectively. Included in this portfolio are loans in the amount of $114,101 and $112,551 made to various non-owner-occupied investors. These loans, as well as the Company's multi-family residential loan portfolio of $56,629 and $57,269 at September 30, 1996 and 1995, respectively, are highly dependent on occupancy rates for residential properties throughout the Company's market area. The Company generally maintains loan to value ratios of no greater than 80 percent on these loans.
         Commercial real estate loans totaled $173,692 and $ 187,195 and acquisition and development loans and lot loans totaled $38,367 and $24,294 at September 30, 1996 and 1995, respectively. These loans include amounts used for acquisition, development and construction as well as permanent financing of commercial income-producing properties. Such loans generally are associated with a higher degree of credit risk than residential one-to-four family loans due to the dependency on income production or future development and sale of real estate.
         Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. Before the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") was enacted, the Company was allowed to lend substantially higher amounts to any one borrower than the current regulatory limitations. However, the Company's internal loan policy placed lower limits on loans to any major borrower. Currently, there are no borrowers which exceed the current general regulatory limitation of 15 percent of each Association's capital. The maximum amount outstanding to any one borrower was $11,056 at September 30, 1996 and $11,116 at September 30, 1995.

   8.    Office Properties and Equipment

         Office properties and equipment are summarized as follows:

                                                            September 30,
                                                         1996           1995
    Land                                             $    3,597    $     3,517
    Buildings and improvements                            9,933          9,107
    Furniture and equipment                              11,770         10,709
    Leasehold improvements                                3,826          3,608

                                                         29,126         26,941
    Less, accumulated depreciation and
       amortization                                     (13,001)       (11,883)
         Total                                      $    16,125    $    15,058

   9.    Real Estate

         Real estate and other assets acquired in settlement of loans held by the Company are summarized as follows:

                                                            September 30,
                                                         1996           1995
   Real estate acquired in settlement of loans     $    2,242     $    3,123
   Other assets acquired in settlement of loans            84             20
         Total                                     $    2,326     $    3,143

       Real estate operations are summarized as follows:

                                                            Year Ended September 30,
                                                          1996        1995        1994
    Gain on sale of real estate                        $  177      $  154      $  374
    Provision charged as a write-down to real estate     (158)       (155)       (362)
    Expenses                                             (372)       (235)       (455)
    Rental income                                          59          40          95
                   Total                               $ (294)     $ (196)     $ (348)

   10.  Deposit Accounts

      The deposit balances and related nominal rates were as follows:

                                                                September 30,
                                                         1996                     1995
                                                                                       Weighted
                                                              Weighted                 Average
                                                 Balance    Average Rate    Balance      Rate
    Non-interest-bearing demand accounts        $   29,399                 $   22,524
    NOW accounts                                    94,508        1.70%        94,625     1.88%
    Passbook, statement and other accounts         119,509        2.75        125,588     2.75
    Money market accounts                          131,393        3.53        131,225     3.91
                                                   374,809        2.54        373,962     2.77
    Certificate accounts:
       Fixed-rate                                  616,361        5.73        645,041     5.89
       Variable-rate                                70,447        5.67         55,310     5.88
                                                   686,808        5.72        700,351     5.89
          Total                                 $1,061,617        4.60%    $1,074,313     4.80%

         Scheduled maturities of certificate accounts were as follows:

                                                          September 30,
                                                      1996             1995
    Within one year                              $    489,139     $   520,333
    After one but within two years                     95,133          94,633
    After two but within three years                   44,671          21,363
    Thereafter                                         57,865          64,022
          Total                                  $    686,808     $   700,351

         The Company has pledged certain interest-earning deposits and investment and mortgage-backed securities available for sale or held to maturity with a carrying value of $38,348 and $33,960 at September 30, 1996 and 1995, respectively, to secure deposits by various entities. Fair values of the deposits, investment and mortgage-backed securities pledged were $39,034 and $34,469 at September 30, 1996 and 1995, respectively.

         Certificates of deposit with balances equal to or exceeding $100 thousand totaled $141,513 and $134,234, at September 30, 1996 and 1995, respectively.

   11.  Advances From Federal Home Loan Bank

      Advances from the FHLB of Atlanta consisted of the following:

                                                September 30,
                                       1996                        1995
                                             Weighted                   Weighted
                                             Average                     Average
       Maturity                Balance         Rate         Balance       Rate
    One year                $   310,995         5.61%    $  106,446        5.88%
    Fifteen years                   330         6.00
    Sixteen years                 1,077         6.00            330        6.00
    Seventeen years                                           1,077        6.00
       Total                $   312,402         5.61%    $  107,853        5.88%

         As collateral for its advances, the Company has pledged qualifying first mortgage loans and investment and mortgage-backed securities available for sale and held to maturity in the amount of $416,535 and $138,011 as of September 30, 1996 and 1995, respectively. In addition, all of its FHLB stock is pledged as collateral for these advances. Advances are subject to prepayment penalties.

   12.  Securities Sold Under Agreements to Repurchase

         Securities sold under agreements to repurchase consisted of the following:

                                                                        September 30,
                                                                      1996        1995
   Investment and mortgage-backed securities with an amortized cost of $17,597 and $45,195 and fair value of $17,565
         and $45,965 at September 30, 1996 and 1995, respectively  $ 16,805    $ 44,504

        The agreements had a weighted average interest rate of 5.69 percent and 5.89 percent at September 30, 1996 and 1995, respectively, and mature within one year. The securities underlying the agreements were delivered to the dealers who arranged the transactions. At September 30, 1996 and 1995, the agreements were to repurchase identical securities. Securities sold under agreements to repurchase averaged $37,916 and $26,769 during 1996 and 1995, respectively, and the maximum amount outstanding at any month-end during 1996 and 1995 was $43,860 and $45,217, respectively.

   13.  Long-term Debt

        The $19,763 of senior notes at September 30, 1996 and 1995, are unsecured debt obligations of the Company which mature on September 1, 2002, and bear annual interest at 9.375%, payable quarterly on December 1, March 1, June 1 and September 1. The Company will redeem, at any time, at par plus accrued interest, notes tendered by the personal representative or surviving joint tenant or tenant by the entirety of a deceased holder within 60 days of presentation of the necessary documents, up to an annual maximum of $25 per holder or $1,000 in the aggregate. The Company will redeem notes tendered by other beneficial holders commencing September 1, 1993, and on each anniversary thereof subject to per holder and aggregate limitations. Notes totaling $487 were redeemed on September 1, 1993. The notes are callable at the option of the Company, in whole or in part, at any time on or after September 1, 1995. If called during the twelve months beginning September 1, 1995, 1996, and after 1997 the redemption price is 104.0%, 102.0%, and 100.0%, respectively.
        In the Indenture Agreement, the Company has agreed to certain limitations on cash dividends and additional indebtedness. The Company has also agreed to maintain certain levels of cash or marketable investment securities, and unless certain conditions are met to redeem notes tendered by noteholders, in the event of certain acquisition transactions related to the Company or the sale or pledge of shares of the subsidiaries.
        The Company has agreed to maintain investment securities with a fair market value equal to or in excess of the next three scheduled, and at certain dates, next four scheduled interest payments on the notes. The Company may not declare or pay any cash dividends unless it is in compliance with these liquidity requirements.
        The Company has also agreed to repurchase the notes at 100% of the principal amount plus accrued interest if, after certain acquisition transactions related to the Company or the sale or pledge of shares of the subsidiaries, the notes are not rated in certain investment grades by either of two rating services.
        Additionally, the Company has agreed that it will not permit any subsidiary to issue additional indebtedness unless the Company is in compliance with the terms and conditions of the Indenture Agreement and the amount of any such indebtedness does not, when aggregated with all other indebtedness, exceed 40% of the consolidated stockholders' equity of the Company. The Company believes it is in compliance with all covenants of the Indenture Agreement at September 30, 1996.

   14.  Income Taxes

        Income tax expense for the years ended September 30, 1996, 1995 and 1994, is comprised of the following:

                                       Federal           State          Total
    1996:
    Current                        $     5,580     $       886    $     6,466
    Deferred                            (1,998)           (350)        (2,348)
              Total                $     3,582     $       536    $     4,118
    1995:
    Current                        $     2,758     $       510    $     3,268
    Deferred                             1,606             297          1,903
              Total                $     4,364     $       807    $     5,171
    1994:
    Current                        $     4,241     $     1,236    $     5,477
    Deferred                              (962)           (390)        (1,352)
              Total                $     3,279     $       846    $     4,125

        Under SFAS 109, deferred tax assets or liabilities are initially recognized for differences between the financial statement carrying amount and the tax bases of assets and liabilities which will result in future deductible or taxable amounts and operating loss and tax credit carryforwards. A valuation allowance is then established to reduce the deferred tax asset to the level at which it is "more likely than not" that the tax benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss or credit carryforwards depends on having sufficient taxable income of an appropriate character within the carryback and carryforward periods. Sources of taxable income that may allow for the realization of tax benefits include (1) taxable income in the current year or prior years that is available through carryback, (2) future taxable income that will result from the reversal of existing taxable temporary differences, and (3) taxable income generated by future operations. As a result of the earnings of Peoples Federal, the valuation allowance of Peoples Federal was reduced and a tax benefit of $2,544 was recognized for the year ended September 30, 1994.
      A reconciliation from expected federal tax expense to consolidated effective income tax expense for the periods indicated follows:

                                                 Year Ended September 30,
                                               1996       1995        1994
    Expected federal income tax expense      $ 3,901    $ 5,043    $  5,646
    Increases (reductions) in income taxes
    resulting from:
       Change in the beginning-of-the-year
          valuation allowance for deferred
          tax assets allocated to income tax
          expense                                 69         76      (2,544)
       Tax exempt income                         (78)       (81)        (91)
       South Carolina income tax expense,
          net of federal income tax effect       348        525         536
       Other, net                               (122)      (392)        578
          Total                              $ 4,118    $ 5,171    $  4,125
    Effective tax rate                          36.9%      35.9%       25.6%

         Savings associations that meet certain definitional tests and other conditions prescribed by the Internal Revenue Code are allowed to deduct, within limitations, a bad debt deduction computed as a percentage of taxable income before such deduction (the "Percentage of Taxable Income Method"). The deduction percentage was 8% for the years ended
   September 30, 1996, 1995 and 1994. Alternately, a qualified savings association may compute its bad debt deduction based upon actual loan loss experience (the "Experience Method"). Peoples Federal computed its bad debt deduction utilizing the Percentage of Taxable Income Method for the year ended September 30, 1996 and utilized the Experience Method in all earlier years presented while First Federal used the Percentage of Taxable Income Method to compute its bad debt deduction for the year ended September 30, 1995 and used the Experience Method for the years ended September 30, 1996 and 1994. As a result of recent tax legislation, Peoples Federal and First Federal will be required for the year ended September 30, 1997 to recapture bad debt tax reserves in excess of pre-1988 base year amounts of approximately $1,468 over an eight year period and to change their overall tax method of accounting for bad debts to the specific charge-off method.
         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1996 and 1995 are presented below.

                                                                          September 30,
                                                                        1996          1995
    Deferred tax assets:
         Loan loss allowances deferred for tax purposes            $    3,753     $   3,900
         Expenses deducted under economic performance rules             2,198
         Net operating loss carryforward                                1,115         1,231
         Unrealized loss on securities available for sale                                37
         Other                                                            542           275
         Total gross deferred tax assets                                7,608         5,443
         Less valuation allowance                                        (355)         (286)
         Net deferred tax assets                                        7,253         5,157
    Deferred tax liabilities:
         Loan fee income adjustments for tax purposes                     937         1,045
         FHLB stock dividends deferred for tax purposes                 1,663         1,663
         Expenses deducted under economic performance rules                             728
         Excess carrying value of assets acquired for financial
              reporting purposes over tax basis                           189           210
         Tax bad debt reserve in excess of base year amount               571           286
         Unrealized gain on securities available for sale                 209
         Other                                                            357
         Total gross deferred tax liabilities                           3,926         3,932
         Net deferred tax asset (included in other assets)         $    3,327     $   1,225

         A portion of the change in the net deferred tax asset relates to unrealized gains and losses on securities available for sale. The related current period tax expense of $246 has been recorded directly to stockholders' equity The balance of the change in the net deferred tax asset results from current period deferred tax benefit of $2,348.
         The consolidated financial statements at September 30, 1996 and 1995 did not include a tax liability of $8,393 related to the base year bad debt reserve amounts since these reserves are not expected to reverse until indefinite future periods, and may never reverse. Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are failure to meet the tax definition of a bank, dividend payments in excess of current year or accumulated tax earnings and profits, or other distributions in dissolution, liquidation or redemption of the Associations stock.

  15.  Benefit Plans

  Stock Option Plans
        The Company's 1983 Incentive Stock Option Plan provides for the granting of incentive stock options for 636,824 shares of the Company's common stock. This plan expired November 3, 1993.
        On September 27, 1990, the Company's Board of Directors approved the 1990 Stock Option and Incentive Plan which was subsequently approved by the stockholders on January 23, 1991. An aggregate of 440,000 shares have been reserved for future issuance by the Company upon the exercise of stock options under this Plan. Both plans provide for the granting of Incentive Stock Options to key officers and employees to purchase the stock at the fair market value on the date of the grant. The 1990 Stock Option and Incentive Plan also provides for Non-Incentive Stock Options to be granted at a price to be determined by the Stock Option Committee. Officers may select an exercise period of one to ten years and other employees may exercise options within five years.

  Stock option activity is summarized below:

                                                                                         Option
                                                                                          Price
                                                                                           Per
                                          Available for               Option Price Per   Share
                                              Grant     Outstanding     Share  Range     Average
    1983 Stock Option Plan:
    Balance, September 30, 1994                             154,450       $       5.38  $    5.38
          Options exercised                                 (33,313)              5.38       5.38
          Options forfeited                                    (270)              5.38       5.38
    Subtotal, September 30, 1995                            120,867               5.38       5.38
          Options exercised                                 (52,922)              5.38       5.38
    Subtotal, September 30, 1996                             67,945               5.38       5.38

    1990 Stock Option Plan
    Balance, September 30, 1994               159,170       275,328         5.25-15.25      13.28
          Options exercised                                 (26,093)        5.25-19.50      12.35
          Options forfeited                     4,689        (4,689)        5.25-16.25      13.33
          Options granted                     (40,725)       40,725        16.25-19.50      18.75
    Subtotal, September 30, 1995              123,134       285,271         5.25-19.50      14.17
          Options exercised                                 (32,740)        5.25-19.50      12.45
          Options forfeited                     5,997        (5,997)        5.25-20.25      14.22
          Options granted                     (49,730)       49,730        19.25-20.25      19.96
    Subtotal, September 30, 1996               79,401       296,264         5.25-20.25      15.33
    Balance, September 30, 1996                79,401       364,209      $  5.25-20.25  $   13.47

        Options of 67,945 granted under the 1983 Stock Option Plan expire by February 16, 1999. Options of 296,264 granted under the 1990 Stock Option Plan expire at various dates with the maximum date of April 25, 2006.
        On July 28, 1994, the Company's Board of Directors approved the 1994 Outside Directors Stock Options-for-Fees Plan (the "1994 Director Plan") which was subsequently approved by the stockholders on January 25, 1995. Under the 1994 Director Plan, options to purchase up to 200,000 shares of the Company's common stock may be granted. The formula for computing the options awarded considers the percentage of annual fees each director wished to allocate to the 1994 Director Plan, the market price of the common stock of the Company on the first business day of October of each fiscal year and the difference between the market price and an option price. The option price is based on 75% of the market value of the common stock. Options covering 24,097 and 30,598 shares of common stock at an exercise price of $14.72 and $12.19 were granted in lieu of otherwise payable cash compensation of $118 and $124 for the Company's fiscal years ending September 30, 1996 and 1995, respectively. All of the options granted in 1996 and 1995 remained outstanding on September 30, 1996, and are available for exercise before October 1, 2005.

  Sharing Thrift Plan
       The Company has established the Sharing Thrift Plan which includes a deferred compensation plan (401(k)) for all full-time and certain part-time employees. The Plan permits eligible participants to contribute a maximum of 15 percent of their annual salary (not to exceed limitations prescribed by law). Part-time employees who work at least 1,000 hours in a calendar year may also contribute to the Plan. The Company will match the employee's contribution up to 5 percent of the employee's salary based on the attainment of certain profit goals.
        The Company's matching contribution charged to expense for the years ended September 30, 1996, 1995 and 1994, was $457, $343 and $399,
  respectively.
        The Sharing Thrift Plan provides that all employees who have completed a year of service with the Company in which they have worked at least 1,000 hours are entitled to receive a quarterly Profit Sharing Contribution of from 0% to 100% of 6% of their base pay during such quarter depending upon the amount of each subsidiary's return on equity for that quarter. The Plan provides that regardless of the return on equity each eligible employee will receive a Profit Sharing Contribution equal to at least 1% of his base compensation on an annual basis. Employees become vested in Profit Sharing Contributions made to their accounts over a seven-year period or upon their earlier death, disability or retirement at age 65 or over. Employees are able to direct the investment of Profit Sharing Contributions made to their accounts to any of the Plan investment funds. Contributions to the Plan during 1996, 1995 and 1994 totaled $635, $516 and $561, respectively.

  Other Postretirement Benefits
        The Company sponsors postretirement benefit plans that provide health care, life insurance and other postretirement benefits to retired employees. The health care plans generally include participant contributions, co-insurance provisions, limitations on the Company's obligation and service-related eligibility requirements. The Company pays these benefits as they are incurred. Postretirement benefits for employees hired after January 1, 1989 and those electing early retirement or normal retirement after January 1, 1999, were substantially curtailed.
        In the first quarter of fiscal 1993, the Company adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective October 1, 1992, for the Company's retiree health and other welfare benefit plans. SFAS 106 requires the accrual method of accounting for these benefits, rather than the Company's previous policy, which was to record these benefits as they were paid.
         Net periodic postretirement benefit cost for fiscal 1996, 1995 and 1994 consisted of the following components:

                                                   Year Ended September 30,
                                                1996        1995        1994
   Service cost                                          $      7    $     16
   Interest cost                             $     85         114         112
   Amortization of transition obligation           79          79          79
   Other amortizations and net deferrals         (207)        (85)
      Net periodic postretirement benefit
      cost                                   $    (43)   $    115    $    207

   Reconciliation of Funded Status:                     September 30,
                                                1996        1995        1994
   Accumulated postretirement benefit
   obligation                                $ (1,210)   $ (1,582)   $ (1,358)
   Unrecognized transition obligation           1,261       1,340       1,418
   Unrecognized net gains                        (409)       (198)       (412)
      Accrued postretirement benefit cost $ (358) $ (440) $ (352) Assumptions Used:
      Weighted average discount rate             8.00%       7.50%       8.50%
      Medical/Medicare trend rate
         (initial)(pre-65 employees)             8.75        9.50       10.50
      Medical/Medicare trend rate after 7
          years (pre-65 employees)                5.75        5.75        6.00
      Medical/Medicare trend rate
          (initial)(post-65 employees)            7.75        8.25        9.00
      Medical/Medicare trend(post-65
          employees) rate after 7 years           5.75        5.75        6.00

        An increase in the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of September 30, 1996 and September 30, 1995, by $124 and $147 and the aggregate of service and interest cost by $10 and $12, respectively.

  16.  Commitments and Contingencies

  Loan Commitments
        Outstanding commitments on mortgage loans not yet closed, including commitments issued to correspondent lenders, amounted to approximately $20,432 at September 30, 1996. These were principally single-family loan commitments. Other loan commitments totaled $514 at September 30, 1996.
        Commitments to extend credit are agreements to lend to borrowers as long as there is no violation of any condition established by the commitment letter. Commitments generally have fixed expiration dates or other termination clauses. The majority of the commitments will be funded within a twelve month period. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but primarily consists of residential or income producing commercial properties.
        The Company originates and services mortgage loans. Substantially all of the Company's loan sales have been without provision for recourse.
  Included in the $216,128 in whole loans and participation loans sold and serviced for others at September 30, 1996 are recourse loans totaling $148. Unused lines of credit on equity loans, credit cards, other consumer and commercial loans amounted to $116,587 and $89,414 at September 30, 1996 and 1995, respectively. Based on historical trends, it is not expected that the percentage of funds drawn on existing lines of credit will increase substantially over levels currently utilized.

  Interest Rate Cap
        In connection with its asset/liability management program the Company purchased an interest rate cap agreement with a counterparty on September 30, 1996. The purchase was made at a premium of $261 for the purpose of hedging potential increases in interest rates on short-term liabilities. The Company is not a dealer, does not make a market in cap agreements, and will not trade the instrument. The Board of Directors' approved policy governing the use of these instruments strictly forbids speculation of any kind. The cap agreement has a notional principal amount of $10,000 and matures October 2, 1999. As of September 30, 1996 the strike price was 5.625 percent versus three month LIBOR. No unamortized fees were related to the cap as of September 30, 1996, since settlement was October 2, 1996. Accordingly, no amortized cost was incurred during the year ended September 30, 1996.

  Lease Commitments
        The Company occupies office space and land under leases expiring on various dates through 2008.
        Minimum rental commitments under noncancelable operating leases were as follows:

                                                               September 30,
                                                                   1996
      One year                                                    $   977
      Two years                                                       985
      Three years                                                     978
      Four years                                                      936
      Five years                                                      912
      Thereafter                                                    2,500
         Total                                                    $ 7,288

        Rental expenses under operating leases were $897, $844 and $651 in 1996, 1995 and 1994, respectively.

  17.  Stockholders' Equity and Dividend Restrictions

        The ability of the Company to pay dividends depends primarily on the ability of the Associations to pay dividends to the Company. The Associations are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Associations' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Associations must meet specific capital guidelines that involve quantitative measures of the Associations' assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Associations' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Associations to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total assets (as defined), and of risk-based capital (as defined) to risk-based assets (as defined). Management believes, as of September 30, 1996, that the Associations meet all capital adequacy requirements to which they are subject.

        As of September 30, 1996, the Associations were categorized as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized the Associations must maintain minimum total risk-based, Tier I risk-based, and Tier I core ( leverage ) ratios as set forth in the table. There are no conditions or events since that date that management believes have changed the institutions' category.

        The Associations' actual capital amounts and ratios are also presented in the table.


   First Federal:                                                                               To Be Well Capitalized
                                                                    For Capital Adequacy       Under Prompt Corrective
                                              Actual                      Purposes                Action Provisions:
                                        Amount        Ratio          Amount       Ratio          Amount       Ratio
   As of September 30, 1996:
   Tangible capital
         (to Total Assets)            $  72,049        6.65%       $  16,256      1.50%
   Core capital
         (to Total Assets)               72,049        6.65           32,526      3.00         $  54,187        5.00%
   Tier I capital
         (to Risk-based Assets)          72,049        9.54                                       45,334        6.00
   Risk-based capital
        (to Risk-based Assets)           78,288       10.36           60,445      8.00            75,556       10.00

   As of September 30, 1995:
   Tangible capital
         (to Total Assets)            $  72,926        7.36%       $  14,861      1.50%
   Core capital
         (to Total Assets)               72,926        7.26           29,722      3.00         $  49,536        5.00%
   Tier I capital
         (to Risk-based Assets)          72,926       10.46                                       41,851        6.00
   Risk-based capital
          (to Risk-based Assets)         79,146       11.35           55,801      8.00            69,751       10.00

   Peoples Federal:                                                                          To Be Well Capitalized
                                                                  For Capital Adequacy       Under Prompt Corrective
                                              Actual                    Purposes               Action Provisions:
                                        Amount      Ratio          Amount        Ratio         Amount       Ratio
   As of September 30, 1996:
   Tangible capital
         (to Total Assets)            $  27,115        6.10%   $       6,670        1.50%
   Core capital
         (to Total Assets)               27,115        6.10          13,340         3.00   $     22,232         5.00%
   Tier I capital
         (to Risk-based Assets)          27,115       11.33                                      14,358         6.00
   Risk-based capital
          (to Risk-based Assets)         30,089       12.57           19,144        8.00         23,931        10.00
   As of September 30, 1995:
   Tangible capital
         (to Total Assets)            $  27,244        7.49%   $       5,457        1.50%
   Core capital
         (to Total Assets)               27,244        7.49           10,914        3.00   $     18,189         5.00%
   Tier I capital
         (to Risk-based Assets)          27,244       14.16                                      11,543         6.00
   Risk-based capital
          (to Risk-based Assets)         27,244       14.16           15,391        8.00         19,238        10.00

         Under the framework, the Associations' capital levels allow the Associations to accept brokered deposits without prior approval from regulators.
         OTS capital distributions specify the conditions relative to an institution s ability to pay dividends. The new regulations permit institutions meeting fully phased-in capital requirements and subject only to normal supervision to pay out 100 percent of net income to date over the calendar year and 50 percent of surplus capital existing at the beginning of the calendar year without supervisory approval. The regulations state that an institution subject to more stringent restrictions may make request through OTS to be subject to the new regulations. The Company has received approval from the OTS to be subject to the requirements of the new regulations.
         The Company may not declare or pay a cash dividend on, or purchase, any of its common stock, if the effect thereof would cause the capital of the Associations to be reduced below the minimum regulatory capital requirements.
         Under Delaware law, the Company may declare and pay dividends on its common stock either out of its surplus, as defined under Delaware law, or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

   18.  Fair Value of Financial Instruments

         The following table sets forth the fair value of the Company's financial instruments at September 30, 1996 and 1995:

                                                                                    September 30,
                                                                         1996                          1995


                                                                Carrying      Fair Value      Carrying      Fair Value
                                                                 Value                         Value
    Financial instruments:
      Assets:
         Cash and cash equivalents                           $      34,124  $      34,124  $      24,486  $      24,486
         Investments held to maturity                               27,487         27,417         68,154         68,687
         Investments available for sale                             66,434         66,434         39,831         39,831
         Investment in capital stock of FHLB                        15,620         15,620         11,982         11,982
         Loans receivable, net                                   1,278,757      1,285,089      1,083,367      1,090,897
         Loans held for sale                                         1,353          1,362
         Mortgage-backed securities held to maturity                                              18,361         18,844
         Mortgage-backed securities available for sale              82,991         82,991         82,765         82,765
      Liabilities:
         Deposits:
            Demand deposits, savings accounts and money            374,809        374,809        373,962        373,962
               market accounts
            Certificate accounts                                   686,808        687,840        700,351        697,917
         Advances from FHLB                                        312,402        312,042        107,853        107,571
         Securities sold under agreements to repurchase             16,805         16,805          44504         44,504
         Long-term debt                                             19,763         19,714         19,763         19,714
      Off-balance sheet items:
         Mortgage loan commitments                                  20,432         20,499         25,908         25,414

         Financial instruments of the Company for which fair value approximates the carrying amount at September 30, 1996, include cash and cash equivalents and investment in the capital stock of the FHLB. The fair value of investments, mortgage-backed securities, loans held for sale and long-term debt is estimated based on bid prices published in financial newspapers or bid quotations received from independent securities dealers.
         Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as single-family residential, multi-family, non-residential, commercial and consumer. Each loan category is further segmented into fixed- and adjustable-rate interest terms and by performing and nonperforming categories.
         The fair value of performing loans, except single-family residential mortgage loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing single-family residential mortgage loans, fair value is derived from quoted market prices for securities backed by similar loans, adjusted for differences between the market for the securities and the loans being valued and an estimate of credit losses inherent in the portfolio.
         Under SFAS 107, the fair value of deposits with no stated maturity, such as passbook accounts, checking and NOW accounts and money market accounts, is equal to the amount payable on demand as of September 30, 1996. The fair value of certificate accounts is estimated using the rates currently offered for deposits of similar remaining terms. No value has been estimated for the Company's long-term relationships with customers (commonly known as the core deposit intangible) since such intangible asset is not a financial instrument pursuant to the definitions contained in SFAS
   107. The fair value of FHLB advances is estimated based on current rates for borrowings with similar terms. The fair value of securities sold under agreements to repurchase approximates the carrying value. The fair value of mortgage loan commitments is estimated based on current levels of interest rates versus the committed interest rates.
         Management uses its best judgment in estimating the fair value of non-traded financial instruments but there are inherent limitations in any estimation technique. For example, liquid markets do not exist for many categories of loans held by the Company. By definition, the function of a financial intermediary is, in large part, to provide liquidity where organized markets do not exist. Therefore, the fair value estimates presented herein are not necessarily indicative of the amounts which the Company could realize in a current transaction.
         The information presented is based on pertinent information available to management as of September 30, 1996. Although management is not aware of any factors, other than changes in interest rates, that would significantly affect the estimated fair values, the current estimated fair value of these instruments may have changed significantly since that point in time.

   19. First Financial Holdings, Inc. (Parent Company Only) Condensed Financial Information

         At fiscal year end, the Company's principal asset was its investment in the Associations, and the principal source of income for the Company was dividends and equity in undistributed earnings from the Associations. The following is condensed financial information for the Company.

                         Statements of Financial Condition

                                                                            September 30,
                                                                          1996          1995
   Assets
   Cash and cash equivalents                                          $       233   $        88
   U.S. Government and agency obligations available for sale, at fair
        value                                                              10,535         9,640
   Mortgage backed securities available for sale, at fair value             3,134
   Investment in Associations                                             100,014       100,648
   Other                                                                      972         1,095
   Total assets                                                       $   114,888   $   111,471
   Liabilities and Stockholders' Equity
   Accrued expenses                                                   $       330   $       299
   Long-term debt                                                          19,763        19,763
   Stockholders' equity                                                    94,795        91,409
   Total liabilities and stockholders' equity                         $   114,888   $   111,471

                             Statements of Operations

                                                                 Year Ended September 30,
                                                               1996         1995        1994
   Income
   Equity in undistributed earnings of Associations            $(1,080)   $  1,989     $ 6,922
   Dividend income                                              10,250       9,500       7,400
   Interest income                                                 726         403         262
   (Gain) loss on sale of investments available for sale                        (3)          2
   Total income                                                  9,896      11,889      14,586
   Expenses
   Interest expense                                              1,853       1,853       1,853
   Salaries and employee benefits                                  546         335         245
   Stockholder relations and other                                 469         463         483
   Total expense                                                 2,868       2,651       2,581
   Net income                                                    7,028       9,238      12,005

                             Statements of Cash Flows

                                                                  Year Ended September 30,
                                                                1996        1995        1994
    Operating Activities
    Net income                                              $    7,028   $   9,238   $  12,005
    Adjustments to reconcile net income to net cash
       provided by operating activities
       Equity in undistributed earnings of Associations          1,080      (1,989)     (6,922)
       Depreciation                                                  1
       Amortization                                                (24)        (25)         (9)
       (Increase) decrease in accrued income and deferred
          expenses                                                 122         (12)        166
       Increase in accrued expenses                                 47          74
    Net cash provided by operating activities                    8,254       7,286       5,240
    Investing Activities
    Repayments to mortgage-backed securities                         3
    Purchase of mortgage-backed securities available for
       sale                                                     (3,127)
    Proceeds from sale of investments available for sale                       500       2,999
    Proceeds from maturing investments available for sale        4,239                   2,502
    Purchase of investments available for  sale                 (4,992)     (2,996)     (4,996)
    Net (purchase) redemption of mutual funds                     (175)     (1,625)
    Net cash provided by (used in) investing activities         (4,052)     (4,121)        505
    Financing Activities
    Proceeds from sale of common stock                             768         540         243
    Treasury stock purchased                                      (763)       (317)     (2,909)
    Dividends paid                                              (4,062)     (3,522)     (3,066)
    Net cash provided by (used in) financing activities         (4,057)     (3,299)     (5,732)
    Net increase (decrease) in cash and cash equivalents           145        (134)         13
    Cash and cash equivalents at beginning of period                88         222         209
    Cash and cash equivalents at end of period              $      233   $      88   $     222
    Supplemental disclosures:
       Cash paid during the period for:
          Interest                                          $    1,853   $   1,853   $   1,853
          Income taxes                                           4,448       3,911       5,387
       Unrealized net gain (loss) on securities
          available for sale, net of income tax                    (32)        109        (137)


   20.   Dividend Reinvestment and Stock Purchase Plan

         The Company has a Dividend Reinvestment and Stock Purchase Plan, as amended May 26, 1988, for which shares are purchased only on the open market. At September 30, 1996, 260,780 shares had been purchased and remain in the plan.

   21.  Quarterly Results (Unaudited):

         Summarized below are selected financial data regarding results of operations for the periods indicated:

                                        First      Second       Third      Fourth
                                       Quarter     Quarter     Quarter     Quarter      Year
    1996
    Total interest income            $   26,556  $   27,481  $   27,987  $   29,094  $  111,118
    Net interest income                  10,621      11,263      11,504      11,742      45,121
    Provision for loan losses               305         420         498         600       1,823
    Income before income taxes            3,928       4,582       4,738     (2,102)      11,146
    Net income                            2,505       2,917       3,024     (1,418)       7,028
    Weighted average shares               6,308       6,332       6,370       6,368       6,345
         outstanding (1)
    Net income per common share      $     0.40  $     0.46  $     0.47  $   (0.22)  $     1.11

    1995
    Total interest income            $   22,352  $   23,230  $   24,375  $   25,546  $   95,503
    Net interest income                  10,072       9,705       9,694      10,238      39,709
    Provision for loan losses               107          26          47         271         451
    Income before income taxes            3,512       3,374       3,491       4,032      14,409
    Net income                            2,197       2,131       2,284       2,626       9,238
    Weighted average shares               6,271       6,277       6,292       6,303       6,286
         outstanding (1)
    Net income per common share      $     0.35  $     0.34  $     0.36  $     0.42  $     1.47

    1994
    Total interest income            $   22,105  $   20,948  $   21,081  $   21,518  $   85,652
    Net interest income                  10,605      10,119      10,192       9,981      40,897
    Provision for loan losses               585         118         255         139       1,097
    Income before income taxes            4,082       3,863       4,585       3,600      16,130
    Net income                            3,025       2,763       3,576       2,641      12,005
    Weighted average shares               6,417       6,415       6,397       6,301       6,372
         outstanding (1)
    Net income per common share      $     0.47  $     0.43  $     0.56  $     0.42  $     1.88


   (1) Average shares in thousands.


(X) PLEASE MARK VOTES                    PROXY BALLOT
    AS IN THIS EXAMPLE

    FIRST FINANCIAL
    HOLDINGS, INC.                                                   For All
                                                For     Withhold     Except
                1.  Election of Directors:      ( )        ( )         ( )

                    Paula Harper Bethea, A. Thomas Hood, A. L. Hutchinson, Jr.
                                   and Thomas E. Thornhill
RECORD DATE SHARES:

                   (Instruction:  To withhold authority to vote for any nominee, mark the "For All Except" box and strike a line through the nominee's name in the list provided above.)

                                                For      Against     Abstain
                2.  Proposal II - Ratification  ( )        ( )         ( )
                    of the Performance Equity
                    Plan for Non-Employee Directors

                3. In their discretion, upon any other business which may properly come before the meeting or any adjournment thereof.


                                       Mark box at right if address       ( )
                                       change is noted on the reverse
                                       side of this card.

Please be sure to sign and date this Proxy         Date
Stockholder sign here                 Co-owner sign here

DETACH CARD

                    FIRST FINANCIAL HOLDINGS, INC.

Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot.
There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy ballot in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, January 22, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

First Financial Holdings, Inc.



PROXY             FIRST FINANCIAL HOLDINGS, INC.                   PROXY

             Proxy for Annual Meeting of Stockholders
This Proxy is Solicited on Behalf of the Board of Directors of the Corporation

The undersigned hereby appoints Gary C. Banks, Jr. and James C. Murray as the official proxy committee of the Board of Directors, with full power of substitution, as attorneys and proxies to vote all of the shares of COMMON
STOCK of First Financial Holdings, Inc. held or owned by the undersigned at the Annual Meeting of Stockholders on January 22, 1997, and at any adjournments thereof, as follows on the reverse.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED.
IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS I AND II.

Stockholders should sign exactly as name appears on the reverse. Any person signing in a fiduciary capacity will please enclose proof of his appointment unless such proof has already been furnished.

HAS YOUR ADDRESS CHANGED?

